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                                                                      FINAL
                                                                  Exhibit 10.4



                                LEASE AGREEMENT

                                 by and between


                           TRUCK (IN) QRS 14-3, INC.,

                             a Delaware Corporation


                                  as LANDLORD


                                      and


                         BURLINGTON MOTOR CARRIERS INC.

                            a Delaware corporation,


                                   as TENANT


                          Premises: Daleville, Indiana



                           Dated as of: June 29, 1998


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                               TABLE OF CONTENTS


                                                                         Page
                                                                         ----

   Parties...............................................................  1
1. Demise of Premises....................................................  1
2. Certain Definitions...................................................  1
3. Title and Condition...................................................  6
4. Use of Leased Premises; Quiet Enjoyment...............................  8
5. Term..................................................................  8
6. Basic Rent............................................................  9
7. Additional Rent.......................................................  9
8. Net Lease; Non-Terminability.......................................... 10
9. Payment of Impositions................................................ 11
10. Compliance with Laws and Easement Agreements; Environmental Matters.. 12
11. Liens; Recording..................................................... 13
12. Maintenance and Repair............................................... 14
13. Alterations and Improvements......................................... 14
14. Permitted Contests................................................... 15
15. Indemnification...................................................... 16
16. Insurance............................................................ 16
17. Casualty and Condemnation............................................ 19
18. Termination Events................................................... 20
19. Restoration.......................................................... 21
20. Procedures Upon Purchase............................................. 22
21. Assignment and Subletting; Prohibition Against Leasehold Financing... 23
22. Events of Default.................................................... 24
23. Remedies and Damages Upon Default.................................... 26
24. Notices.............................................................. 29
25. Estoppel Certificate................................................. 29
26. Surrender............................................................ 29
27. No Merger of Title................................................... 30
28. Books and Records.................................................... 30
29. Determination of Value............................................... 31
30. Non-Recourse as to Landlord.......................................... 32
31. Financing............................................................ 33
32. Subordination, Non-Disturbance and Attornment........................ 33
33. Financial Covenants.................................................. 34
34. Tax Treatment; Reporting............................................. 34
35. Miscellaneous........................................................ 34



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EXHIBITS
--------


     Exhibit "A" - Premises
     Exhibit "B" - Machinery and Equipment
     Exhibit "C" - Schedule of Permitted Encumbrances
     Exhibit "D" - Rent Schedule
     Exhibit "E" - Financial Covenants

     Schedule 1 - Post Closing Obligation


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               LEASE AGREEMENT, made as of this 29th day of June, 1998, between
TRUCK (IN) QRS 14-3, INC., a Delaware corporation ("Landlord"), with an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, and BURLINGTON MOTOR CARRIERS INC., a Delaware corporation ("Tenant"), with an address at 14611 W. Commerce Road, Daleville, Indiana 47334-9702.

               In consideration of the rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

               1. Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the term and upon the provisions hereinafter specified, the following described property (collectively, the "Leased Premises"); (a) the premises described in Exhibit "A" hereto, together with the Appurtenances (collectively, the "Land"); (b) the buildings, structures and other improvements now or hereafter constructed on the Land (collectively, the "Improvements"); and (c) the fixtures, machinery, equipment and other property described in Exhibit "B" hereto (collectively, the "Equipment").

               2.      Certain Definitions.

                       "Acquisition Cost" shall mean $7,539,267.

                       "Additional Rent" shall mean Additional Rent as defined in Paragraph 7.

                       "Adjoining Property" shall mean all sidewalks, driveways, curbs, gores and vault spaces adjoining any of the Leased Premises.

                       "Alterations" shall mean all changes, additions, improvements or repairs to, all alterations, reconstructions, renewals, replacements or removals of and all substitutions or replacements for any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

                       "Appurtenances" shall mean all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Land, including (a) easements over other lands granted by any Easement Agreement and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Land.

                       "Assignment" shall mean any assignment of rents and leases from Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

                       "Basic Rent" shall mean Basic Rent as defined in Paragraph 6.

                       "Basic Rent Payment Dates" shall mean the Basic Rent Payment Dates as defined in Paragraph 6.

                       "Casualty" shall mean any injury to or death of any person or any loss of or damage to any property (including the Leased Premises) included within or related to the Leased Premises or arising from the Adjoining Property.


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                       "Commencement Date" shall mean Commencement Date as
defined in Paragraph 5.

                       "Condemnation" shall mean a Taking.

                       "Condemnation Notice" shall mean notice or knowledge of the institution of or intention to institute any proceeding for Condemnation.

                       "Costs" of a Person or associated with a specified transaction shall mean all reasonable costs and expenses incurred by such Person or associated with such transaction, including without limitation, attorneys' fees and expenses, court costs, brokerage fees, escrow fees, title insurance premiums, mortgage commitment fees, mortgage points, recording fees and transfer taxes, as the circumstances require.

                       "Covenants" shall mean the covenants and agreements described on Exhibit "E".

                       "CPI" shall mean CPI as defined in Exhibit "D" hereto.

                       "Default Termination Amount" shall mean the Default Termination Amount as defined in Paragraph 23(a)(iii).

                       "Default Rate" shall mean the Default Rate as defined in Paragraph 7(a)(iv).

                       "Easement Agreement" shall mean any conditions, covenants, restrictions, easements, declarations, licences and other agreements listed as Permitted Encumbrances or as may hereafter affect the Leased Premises.

                       "Environmental Law" shall mean (i) whenever enacted or promulgated, any applicable federal, state, foreign and local law, statute, ordinance, rule, regulation, licence, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (x) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (y) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of Hazardous Substances, Hazardous Conditions or Hazardous Activities, in each case as amended and as now or hereafter in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations or injuries or damages due to or threatened as a result of the presence of, exposure to, or ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, the federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the federal Water Pollution Control Act, the federal Clean Air Act, the federal Clean Water Act, the federal Resources Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments to RCRA), the federal Solid Waste Disposal Act, the federal Toxic Substance Control Act, the federal Insecticide, Fungicide and Rodenticide Act, the federal Occupational Safety and Health Act of 1970, the federal National Environmental Policy Act and the federal Hazardous Materials Transportation Act, each as amended and as now or hereafter in effect and any similar state or local Law.

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                       "Environmental Violation" shall mean (a) any direct or
indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within the Leased Premises, or from the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to Landlord, Tenant or Lender, any Federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within the Leased Premises or which extends to any Adjoining Property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any Federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which creates any liability, cost or expense to Landlord or Lender or any other owner or occupier of the Leased Premises, or which could result in a creation of a lien on the Leased Premises under any Environmental Law, or (e) any violation of or noncompliance with any Environmental Law.

                       "Equipment" shall mean the Equipment as defined in Paragraph 1.

                       "Event of Default" shall mean an Event of Default as defined in Paragraph 22(a).

                       "Fair Market Value" shall mean the higher of (a) the fair market value of the Leased Premises as of the Relevant Date as if unaffected and unencumbered by this Lease or (b) the fair market value of the Leased Premises as of the Relevant Date as affected and encumbered by this Lease and assuming that the Term has been extended for all extension periods provided for herein. For all purposes of this Lease, Fair Market Value shall be determined in accordance with the procedure specified in Paragraph 9.

                       "Fair Market Value Date" shall mean the date when the Fair Market Value is determined in accordance with Paragraph 29.

                       "Federal Funds" shall mean federal or other immediately available funds which at the time of payment are legal tender for the payment of public and private debts in the United States of America.

                       "Hazardous Activity" means any activity, process, procedure or undertaking which directly or indirectly (i) procures, generates or creates any Hazardous Substance; (ii) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, ground water, watercourses or water systems), (iii) involves the containment or storage of any Hazardous Substance; or (iv) would cause the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

                       "Hazardous Condition" means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

                       "Hazardous Substance" means (i) any substance, material, product, petroleum, petroleum product, derivative, compound or mixture, mineral (including asbestos), chemical, gas, medical waste, or other pollutant, in each case whether man-made or the

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by-product of any process, that is toxic, harmful or hazardous or acutely hazardous to the environment or public health or safety or (ii) any substance supporting a claim under any Environmental Law, whether or not defined as hazardous as such under any Environmental Law. Hazardous Substances include, without limitation, any toxic or hazardous waste, pollutant, contaminant, industrial waste, petroleum or petroleum-derived substances or waste, radon, radiologically-contaminated materials, asbestos, asbestos containing materials, urea formaldehyde foam insulation, lead and polychlorinated biphenyls.

                       "Impositions" shall mean the Impositions as defined in Paragraph 9(a).

                       "Improvements" shall mean the Improvements as defined in Paragraph 1.

                       "Indemnitee" shall mean an Indemnitee as defined in Paragraph 15.

                       "Insurance Requirements" shall mean the requirements of all insurance policies required to be maintained in accordance with this Lease.


                       "Land" shall mean the Land as defined in Paragraph 1.

                       "Law" shall mean any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

                       "Lease" shall mean this Lease Agreement.

                       "Lease Year" shall mean, with respect to the first Lease Year, the period commencing on the Commencement Date and ending at midnight on the last day of the twelfth (12th) consecutive calendar month following the month in which the Commencement Date occurred, and each succeeding twelve (12) month period during the Term.

                       "Leased Premises" shall mean the Leased Premises as defined in Paragraph 1.

                       "Legal Requirements" shall mean the requirements of all present and future Laws (including but not limited to Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals) and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Leased Premises.

                       "Lender" shall mean any person or entity (and their respective successors and assigns) which may, after the date hereof, make a Loan to Landlord or is the holder of any Note.

                       "Loan" shall mean any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

                       "Monetary Obligations" shall mean Rent and all other sums payable by Tenant under this Lease to Landlord, to any third party on behalf of Landlord or to any Indemnitee.


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                       "Mortgage" shall mean any mortgage or deed of trust from
Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                       "Net Award" shall mean (a) the entire award payable to Landlord or Lender by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise, or (b) the entire proceeds of any insurance required under clauses (i), (ii) (to the extent payable to Landlord or Lender), (iv), (v) or (vi) of Paragraph 16(a), as the case may be, less any expenses incurred by Landlord and Lender in collecting such award or proceeds.

                       "Note" shall mean any promissory note evidencing Landlord's obligation to repay a Loan, as the same may be amended, supplemented or modified.

                       "Partial Casualty" shall mean any Casualty which does not constitute a Termination Event.

                       "Partial Condemnation" shall mean any Condemnation which does not constitute a Termination Event.

                       "Permitted Assignee" shall mean Permitted Assignee as defined in Paragraph 21(a).

                       "Permitted Encumbrances" shall mean those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit "C" hereto (but such listing shall not be deemed to revive any such encumbrances that have expired or terminated or are otherwise invalid or unenforceable).

                       "Person" shall mean an individual, partnership, association, corporation or other entity.

                       "Prepayment Premium" shall mean any payment (other than a payment of principal and/or interest which Landlord is required to make under a Note or a Mortgage) by reason of any prepayment by Landlord of any principal due under a Note or Mortgage, and which may be (in lieu of such prepayment premium or prepayment penalty) a "make whole" clause requiring a prepayment premium in an amount sufficient to compensate the Lender for the loss of the benefit of the Loan due to a prepayment.

                       "Present Value" of any amount shall mean such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

                       "Prime Rate" shall mean the annual interest rate as published, from time to time, in The Wall Street Journal as the "Prime Rate" in its column entitled "Money Rate". The Prime Rate may not be the lowest rate of interest charged by any "large U.S. money center commercial banks" and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the "Prime Rate" as described above, the Prime Rate shall be the average per annum discount rate (the "Discount Rate") on ninety-one (91) day bills ("Treasury Bills") issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

                       "Relevant Amount" shall mean the Termination Amount or the Default Termination Amount, as the case may be.

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                       "Relevant Date" shall mean (a) the date immediately prior
to the date on which the applicable Condemnation Notice is received, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Taking, (b) the date immediately prior to the date on which the applicable Casualty occurs, in the event of a Termination Notice under Paragraph 18 which is occasioned by a Casualty, (c) the date when Fair Market Value is redetermined, in the event of a redetermination of Fair Market Value pursuant to Paragraph 20(c), or (d) the date immediately prior to the Event of Default giving rise to the need to determine Fair Market Value in the event Landlord provides Tenant with notice of its intention to require Tenant to make a termination offer under Paragraph 23(a)(iii).

                       "Renewal Term" shall mean Renewal Term as defined in Paragraph 5.

                       "Rent" shall mean, collectively, Basic Rent and Additional Rent.

                       "Site Assessment" shall mean a Site Assessment as defined in Paragraph 10(c).

                       "State" shall mean the State of Indiana.

                       "Surviving Obligations" shall mean any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

                       "Taking" shall mean (a) any taking or damaging of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special, or (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means, or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Leased Premises.

                       "Term" shall mean the Term as defined in Paragraph 5.

                       "Termination Amount" shall mean the greater of (a) Fair Market Value or (b) the sum of the Acquisition Cost and any Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Termination Amount.

                       "Termination Date" shall mean Termination Date as defined in Paragraph 18.

                       "Termination Event" shall mean a Termination Event as defined in Paragraph 18.

                       "Termination Notice" shall mean Termination Notice as defined in Paragraph 18(a).

               3.       Title and Condition.

                       (a) The Leased Premises are demised and let subject to (i) the rights of any Persons in possession of the Leased Premises,
(ii) the existing state of title of any of the Leased Premises, including any Permitted Encumbrances, (iii) any state of facts which an accurate survey or physical inspection of the Leased Premises might show, (iv) all Legal

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Requirements, including any existing violation of any thereof, and (v) the condition of the Leased Premises as of the commencement of the Team, without representation or warranty by Landlord.

                       (b) Tenant acknowledges that the Leased Premises is in condition and repair sufficient for the operation of Tenant's business at the inception of this Lease. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE THE LEASED PREMISES AS IS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) ITS FITNESS, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, LATENT OR PATENT,
(iv) LANDLORD'S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS,
(vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY,
(xii) DESCRIPTION, (xiii) DURABILITY, (xiv) OPERATION, (xv) THE EXISTENCE OF ANY HAZARDOUS SUBSTANCE, HAZARDOUS CONDITION OR HAZARDOUS ACTIVITY OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LAW OR LEGAL REQUIREMENT; AND ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES IS OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAS BEEN INSPECTED BY TENANT AND IS SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, WHETHER LATENT OR PATENT, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO OR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, ARISING PURSUANT TO THE UNIFORM COMMERCIAL CODE OR ANY OTHER LAW NOW OR HEREAFTER IN EFFECT OR ARISING OTHERWISE.

                       (c) Tenant represents to Landlord that Tenant has examined the title to the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant acknowledges that (i) fee simple title (both legal and equitable) is in Landlord and that Tenant has only the leasehold right of possession and use of the Leased Premises as provided herein, (ii) to the best of its knowledge, the Improvements conform to all material Legal Requirements and all Insurance Requirements, (iii) to the best of its knowledge, all easements necessary or appropriate for the use or operation of the Leased Premises have been obtained, (iv) all contractors and subcontractors who have performed work on or supplied materials to the Leased Premises have been fully paid, and all materials and supplies have been fully paid for, (v) to the best of its knowledge, the Improvements have been completed in all material respects in a workmanlike manner of first class quality, and (vi) all Equipment necessary or appropriate for the use or operation of the Leased Premises has been installed and is presently operative in all material respects.

                       (d) Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, all assignable warranties, guaranties, indemnities and similar rights (collectively, "Warranties") which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until an Event of Default occurs or until the expiration or earlier termination of this Lease, whereupon such assignment shall cease and all of Warranties, guaranties, indemnities and other rights shall

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automatically revert to Landlord unless at that time there is an outstanding claim with respect thereto, in which event such reversion shall be stayed until such claim is resolved. Tenant, applying prudent business judgment, shall enforce the Warranties in accordance with their respective terms.

               4.      Use of Leased Premises; Quiet Enjoyment.

                       (a) Tenant may occupy and use the Leased Premises for corporate headquarters, driver training, recruiting, telemarketing, storage of trailers and maintenance facilities and activities incident thereto and to the operation of a trucking company and for no other purpose. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Law or Legal Requirement, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any warranty, guaranty or indemnity that relates to the Leased Premises, (iv) cause structural injury to any of the Improvements or (v) constitute a public or private nuisance or waste.

                       (b) Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord, Lender or any of their successors or assigns with respect to matters that arise after the date hereof, provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable notice to Tenant (except in the case of an emergency, in which no notice shall be required) for the purpose of inspecting the Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing the Leased Premises to prospective Lenders and purchasers and taking such other action with respect to the Leased Premises as is permitted by any provision hereof, subject only to Tenant's ordinary security requirements.

               5.      Term.

                       (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (the "Commencement Date") and ending on the last day of the two hundred and fortieth (240th) calendar month next following the date hereof (the "Expiration Date"). If all Rent and all other sums due hereunder shall not have been fully paid by the end of the Term, Landlord may, at its option, extend the Term until all said sums shall have been fully paid.

                       (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and on the fifth (5th) anniversary of the Expiration Date (the Expiration Date and such anniversary being a "Renewal Date"), the Term shall be deemed to have been automatically extended for an additional period of five (5) years, unless Tenant shall notify Landlord in writing in recordable form at least one
(1) year prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified.

                       (c) If Tenant exercises its option not to extend or further extend the Term, or if an Event of Default occurs, then Landlord shall have the right during the remainder of

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the Term then in effect and, in any event, Landlord shall have the right during the last year of the Term, to (i) advertise the availability of the Leased Premises for sale or reletting and to erect upon the Leased Premises signs indicating such availability and (ii) show the Leased Premises to prospective purchasers or tenants or their agents upon reasonable notice and at such reasonable times as Landlord may select subject to Tenant's ordinary security procedures.

                       6. Basic Rent. Tenant shall pay to Landlord, as annual rent for the Leased Premises during the Term, the amounts determined in accordance with Exhibit "D" hereto ("Basic Rent"), commencing on the first day of July, 1998, and continuing on the first day of each, October, January, April and July thereafter during the Term (each such day being a "Basic Rent Payment Date"). Each such rental payment shall be made, at Landlord's sole discretion,
(a) to Landlord at its address set forth above and/or to such one or more other Persons, at such addresses and in such proportions as Landlord may direct by fifteen (15) days' prior written notice to Tenant (in which event Tenant shall give Landlord notice of each such payment concurrent with the making thereof), and (b) by a check to be received on or before the applicable Basic Rent Payment Date, or in Federal Funds. Pro rata Basic Rent for the period from the date hereof through the last day of the month hereof shall be paid on the date hereof.

                       7.      Additional Rent.

                       (a) Tenant shall pay and discharge, as additional rent (collectively, "Additional Rent"):

                               (i) except as otherwise specifically provided
herein, all costs and expenses of Tenant, Landlord and any other Persons specifically referenced herein which are incurred in connection or associated with (A) the ownership, use, non-use, occupancy, possession, operation, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance of any of Tenant's obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises to Tenant under this Lease, (D) any Condemnation proceedings,
(E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation involving or arising from any of the Leased Premises, this Lease, or the sale of the Leased Premises to Landlord, (G) the exercise or enforcement by Landlord, its successors and assigns, of any of its rights under this Lease, (H) any amendment to or modification or termination of this Lease made at the request of Tenant, (I) Costs of Landlord's counsel and reasonable internal Costs of Landlord incurred in connection with any act undertaken by Landlord (or its counsel) at the request of Tenant, or, if an Event of Default exists, incurred in connection with any act of Landlord performed on behalf of Tenant, and any other items specifically required to be paid by Tenant under this Lease;

                               (ii) after the date all or any portion of any
installment of Basic Rent is due and not paid, an amount equal to four percent (4%) of the amount of such unpaid installment or portion thereof ("Late Charge"), provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any consecutive twelve (12) month period, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days' following the due date hereof;

                               (iii) in addition to the amounts payable under
Paragraph 7 clauses (a)(ii) and (iv) a sum equal to any additional sums (including any late charge payable on the portion of Basic Rent equal to installments of principal and interest on the then outstanding Loan, default penalties, interest and fees of Lender's counsel) which are payable by Landlord to any Lender under any Note by reason of Tenant's late payment or non-payment of Basic Rent or by reason of an Event of Default, provided, however, that Tenant shall not be required to pay an amount equal to any late fee payable by Landlord to a Lender if, under clause (ii) above, Tenant pays any past due installment of Basic Rent within any grace period permitted in (and as limited by) clause (ii) above, and, provided further, that Tenant shall receive as a credit against any late charge or default interest payable on the then outstanding Loan equal to the product of
(i) the sum of the Late Charge and the amount paid pursuant to Paragraph 7, clause (a)(iv) and (ii) the ratio of the amount of the Loan and the Acquisition Cost; and

                               (iv) interest at the rate (the "Default Rate") of
three percent (3%) over the Prime Rate per annum on the following sums until paid in full; (A) all overdue installments of Basic Rent from the respective due dates hereof, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when any such amount becomes overdue.

                       (b) Tenant shall pay and discharge (i) any Additional Rent referred to in Paragraph 7(a)(i) when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within fifteen (15) days after Landlord's demand for payment thereof, and (ii) any other Additional Rent, within five (15) days after Landlord's demand for payment thereof.

                       (c) In no event shall amounts payable under Paragraph 7(a)(ii), (iii) and (iv) exceed the maximum amount permitted by applicable Law.

               8.      Net Lease; Non-Terminability.

                       (a) This is a net lease and all Monetary Obligations shall be paid without notice or demand and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction or defense (collectively, a "Set-Off").

                       (b) Except as otherwise expressly provided herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason, including the following:
(i) any damage to or theft, loss or destruction of any of the Leased Premises,
(ii) any Condemnation, (iii) Tenant's acquisition of ownership of any of the Leased Premises other than pursuant to an express provision of the Lease, (iv) any default on the part of Landlord hereunder or under any Note, Mortgage, Assignment or any other agreement, (v) any latent or other defect in any of the Leased Premises, (vi) the breach of any warranty of any seller or manufacturer of any of the Equipment, (vii) any violation of any provision of this Lease by Landlord, (viii) the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution or winding-up of, or other proceeding affecting Landlord, (ix) the exercise of any remedy, including foreclosure, under any Mortgage or Assignment, (x) any action with respect to this Lease (including the disaffirmance hereof) which may be taken by Landlord, any trustee, receiver or liquidator of Landlord or any court under the Federal Bankruptcy Code or otherwise, (xi) any interference with Tenant's use of the Leased Premises, (xii) market or economic changes or (xiii) any other cause, whether similar or dissimilar to the foregoing, any present or future Law to the contrary notwithstanding.

                       (c) The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Monetary Obligations shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. All Rent payable by Tenant hereunder shall constitute "rent" for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

                       (d) Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law (i) to quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) to any Set-Off of any Monetary Obligations.

               9.      Payment of Impositions.

                       (a) Tenant shall, before interest or penalties are due thereon, pay and discharge all taxes (including real and personal property, franchise, sales and rent taxes), all charges for any easement or agreement maintained for the benefit of any of the Leased Premises, all assessments and levies, all permit, inspection and license fees, all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises, all ground rents and all other public charges whether of a like or different nature, even if unforeseen of extraordinary, imposed upon or assessed against (i) Tenant, (ii) Tenant's leasehold interest in the Leased Premises,
(iii) any of the Leased Premises, (iv) Landlord as a result of or arising in respect of the acquisition, ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent, or (v) any Lender by reason of any Note, Mortgage, Assignment or other document evidencing or securing a Loan and which (as to this clause (v)) Landlord has agreed to pay (collectively, the "Impositions"); provided, that nothing herein shall obligate Tenant to pay (A) income, excess profits, franchise or other taxes of Landlord (or Lender) which are determined on the basis of Landlord's (or Lender's) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord or (C) any capital gains tax imposed on Landlord in connection with the sale of the Leased Premises to any Person. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within twenty (20) days after Tenant's receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within forty (40) days after the due date thereof and (3) receipts for payment of all other Impositions within twenty (20) days after Landlord's request therefor.

                       (b) Landlord shall have the right at any time following a default or request by a Lender to require Tenant to pay to Landlord an additional monthly sum (each an "Escrow Payment") sufficient to pay the Escrow Charges (as hereinafter defined) as they become due. As used herein, "Escrow Charges" shall mean real estate taxes on the Leased Premises or payments in lieu thereof and premiums on any insurance required by this Lease. Landlord shall determine the amount of the Escrow Charges and of each Escrow Payment. As long as the Escrow Payments are being held by Landlord the Escrow Payments shall not be commingled with other funds of Landlord or other Persons and interest thereon shall accrue for the benefit of Tenant from the date such monies are received and invested until the date such monies are disbursed to pay Escrow Charges. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within fifteen (15) days after Landlord's demand therefor, shall pay the amount of the deficiency to Landlord.

               10. Compliance with Laws and Easement Agreements; Environmental Matters.

                       (a) Tenant shall, at its expense, comply with and conform to, and cause the Leased Premises and any other Person occupying part of the Leased Premises to comply with and conform to, all Insurance Requirements and Legal Requirements (including all applicable Environmental Laws), Tenant shall not at any time (i) cause, permit or suffer to occur any Environmental Violation or (ii) permit any sublessee, assignee or other Person occupying the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation and, at the request of Landlord or Lender, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation, however immaterial.

                       (b) Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, the prior written consent of Landlord which will not be unreasonably withheld.

                       (c) In connection with a sale, financing or refinancing of the Leased Premises, if required by the terms of any Loan, or if Landlord has reasonable cause to believe that an Environmental Violation, or any condition if required by the terms of any Loan which could result in any Environmental Violation, exists on the Leased Premises Tenant shall, upon prior written notice from Landlord permit such persons as Landlord may designate ("Site Reviewers") to visit the Leased Premises and perform, as agents of Tenant, environmental site investigations and assessments ("Site Assessments") on the Leased Premises for the purpose of determining whether there exists on the Leased Premises any Environmental Violation. Such Site Assessments may include both above and below ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments. Tenant shall supply to the Site Reviewers such historical and operational information regarding the Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments shall be paid by Landlord unless (i) it has been determined in the Site Assessment that an Environmental Violation exists on the Leased Premises or (ii) in connection with the first Loan made to Landlord. Landlord shall not use an Environmental Violation that has been found to exist at the Leased Premises but is being timely remediated by Tenant as justification for conducting multiple Site Assessments at Tenant's expense based solely upon the continuing existence of such Environmental Violation, as long as Tenant continues to timely remediate such Environmental Violation; however, Landlord's reasonable costs and expenses incurred in monitoring Tenant's remediation of such Environmental Violation shall be paid by Tenant.

                       (d) If an Environmental Violation occurs or is found to exist and, in Landlord's reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed $100,000, Tenant shall provide to Landlord, within ten (10) days after Landlord's request therefor, adequate financial assurances that Tenant will effect such remediation in accordance with applicable Environmental Laws. Such financial assurances shall be a bond or letter of credit reasonably satisfactory to Landlord in form and substance and in an amount equal to or greater than Landlord's reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action.

                       (e) Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, and if by the expiration of the Term Landlord, after using commercially reasonable efforts to relet the Leased Premises for its fair rental value is unable to do so, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect beyond such date until the earlier to occur of (i) the completion of all remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease. For purposes of this Paragraph 10(e) only, any Environmental Violation which is found to exist and (i) which Tenant establishes by clear and convincing evidence is solely attributable to the origination and/or migration of Hazardous Substances under the Leased Premises from a source and location outside of the Leased Premises and unrelated to Tenant; and (ii) as to such Environmental Violation neither Landlord nor Tenant has been requested or required by any Governmental Authority to investigate, abate or otherwise remediate such Environmental Violation, shall not be grounds for an automatic extension of the lease term.

                       (f) If Tenant fails to correct any Environmental Violation which occurs or is found to exist within a reasonable period of time, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

                       (g) Tenant shall notify Landlord promptly after becoming aware of any Environmental Violation (or alleged Environmental Violation) or noncompliance with any of the covenants contained in this Paragraph 10 and shall forward to Landlord immediately upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

                       (h) All future leases, subleases or concession agreements relating to the Leased Premises entered into by Tenant shall contain covenants of the other party not to at any time (i) cause any Environmental Violation to occur or (ii) permit any Person occupying the Leased Premises through said subtenant or concessionaire to cause any Environmental Violation to occur.

                       (i) Tenant shall comply with the requirements and within the time periods set forth in Schedule 1.

               11.     Liens; Recording.

                       (a) Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien (except for liens for real estate taxes not due and payable), levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Encumbrances and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord, Lender or their agents, successors or assigns. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME, AND AT LANDLORD'S REQUEST TENANT SHALL PROMPTLY, POST ANY NOTICES ON THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

                       (b) Tenant shall execute, deliver and record, file or register (collectively, "record") all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease (or, if such a memorandum cannot be recorded, this Lease), and any supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

               12.     Maintenance and Repair.

                       (a) Tenant shall at all times maintain the Lease Premises and the Adjoining Property in as good repair and appearance as they are in on the date hereof except for ordinary wear and tear and fit to be used for their intended use in accordance with the better of the practices generally recognized as then acceptable by other companies in its industry or observed by Tenant with respect to the other real properties owned or operated by it, and, in the case of the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action reasonably necessary or appropriate for the preservation and safety of the Leased Premises. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen which may be reasonably required to comply with the foregoing requirements of this Paragraph 12(a). Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises or Adjoining Property in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13.

                       (b) If any Improvement, now or hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining the Leased Premises, (ii) violate the provisions of any restrictive covenant affecting the Leased Premises, (iii) hinder or obstruct any easement or right-of-way to which any of the Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing. Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be reasonably necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

               13.     Alterations and Improvements.

                       (a) Tenant shall have the right, without having obtained the prior written consent of Landlord and Lender and provided that no Event of Default then exists, to make Alterations or a series of related Alterations that, as to any such Alterations or series of related Alterations, do not cost in excess of $250,000 and (ii) to install Equipment in the Improvements or accessions to the Equipment that, as to such Equipment or accessions, do not cost in excess of $250,000, so long as the time of construction or installation of any such Equipment or Alterations no Event of Default exists and the value and utility of the Leased Premises is not diminished thereby. If the cost of any Alterations, series of related Alterations, Equipment or accessions thereto is in excess of $250,0000, the prior written approval of Landlord and Lender shall be required, such approval not to be unreasonably withheld or delayed. Tenant shall not construct upon the Land any additional buildings without having first obtained the prior written consent of Landlord and Lender, which consent shall not be unreasonably withheld or delayed.

                       (b) If Tenant makes any Alterations pursuant to this Paragraph 13 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as ''Work''), whether or not Landlord's consent is required, then (i) the market value of the Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the Insurance Requirements,
(v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement,
(vi) Tenant shall promptly discharge or remove all liens filed against any of the Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, and (ix) Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of the Leased Premises.

               14. Permitted Contests. Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) discharge or remove any lien referred to in Paragraph 11 or 13 or (c) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(b) (such non-compliance with the terms hereof being hereinafter referred to collectively as ''Permitted Violations''), so long as at the time of such contest no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord's liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, or (v) the cancellation or increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied Tenant shall provide Landlord security which is satisfactory, in Landlord's reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by law to correct such Permitted Violation and Tenant's contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

               15.     Indemnification.

                       (a) Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord, Lender and all other Persons described in Paragraph 30 (each an "Indemnitee") from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs (including attorneys' fees and costs), causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused, unless caused by the gross negligence or willful conduct of the Indemnitee seeking indemnification, without regard to the form of action and whether based on strict liability, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the acquisition (or the negotiations leading thereto), ownership, use, non-use, occupancy, operation, condition, design, construction, maintenance, repair or restoration of the Leased Premises or Adjoining Property,
(ii) any casualty in any manner arising from the Leased Premises or Adjoining Property, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said casualty, (iii) any violation by Tenant of any provision of this Lease, any contract or agreement to which Tenant is a party, any Legal Requirement or any Permitted Encumbrance or any encumbrance Tenant consented to or the Mortgage or Assignment or (iv) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Section 107 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

                       (b) In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) Tenant may, except in the event of a conflict of interest or a dispute between Tenant and any such Indemnitee or during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action) and (ii) such Indemnitee shall notify Tenant to resist or defend such action or proceeding by retaining counsel reasonably satisfactory to such Indemnitee, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested so to do by Tenant. In the event of a conflict of interest or dispute or during the continuance of an Event of Default, Landlord shall have the right to select counsel, and the cost of such counsel shall be paid by Tenant.

                       (c) The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease with respect to any matter that occurred or existed prior to the termination, expiration or rejection in bankruptcy of this Lease.

               16.     Insurance.

                       (a) Tenant shall maintain the following insurance on or in connection with the Leased Premises:

                               (i) Insurance against physical loss or damage to
the Improvements and Equipment as provided under a standard "All Risk" property policy including but not limited to flood (if the Leased Premises is in a flood zone) and earthquake coverage in amounts not less than the actual replacement cost of the Improvements and Equipment. Such policies shall contain Replacement Cost and Agreed Amount Endorsements and shall contain deductibles not more than $50,000 per occurrence.

                               (ii) Commercial General Liability Insurance and
Business Automobile Liability Insurance (including Non-Owned and Hired Automobile Liability) against claims for personal and bodily injury, death or property damage occurring on, in or as a result of the use of the Leased Premises, in an amount not less than $15,000,000 per occurrence/annual aggregate and all other coverage extensions that are usual and customary for properties of this size and type provided, however, that the Landlord shall have the right to require such higher limits as may be reasonable and customary for properties of this size and type.

                               (iii) Workers' compensation insurance covering
all persons employed by Tenant in connection with any work done on or about any of the Leased Premises for which claims for death, disease or bodily injury may be asserted against Landlord, Tenant or any of the Leased Premises or, in lieu of such Workers' Compensation Insurance, a program of self-insurance complying with the rules, regulations and requirements of the appropriate agency of the State.

                               (iv) Comprehensive Boiler and Machinery Insurance
on any of the Equipment or any other equipment on or in the Leased Premises, in an amount not less than $5,000,000 per accident for damage to property. Such policies shall include at least $5,000,000 per accident for Off-Premises Service Interruption, Expediting Expenses, Ammonia Contamination, and Hazardous Materials Clean-Up Expense and may contain a deductible not to exceed $50,000.

                               (v) Business Income/Extra Expense Insurance at
limits sufficient to cover 100% of the period of indemnity not less than one year from time of loss. Such insurance shall name Landlord as loss payee solely with respect to Rent payable to or for the benefit of Landlord as its interest appears under this Lease.

                               (vi) During any period in which substantial
Alterations at the Leased Premises are being undertaken, builder's risk insurance covering the total completed value including any "soft costs" with respect to the Improvements being altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction or repair of Improvements or Equipment, together with such "soft cost" endorsements and such other endorsements as Landlord may reasonably require and general liability, worker's compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired.

                               (vii) Such other insurance (or other terms with
respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with any of the Leased Premises as Landlord or Lender may reasonably require, which at the time is usual and commonly obtained in connection with properties similar in type of building size, use and location to the Leased Premises.

                       (b) The insurance required by Paragraph 16(a) shall be written by companies which have a Best's rating of A:X or above and are admitted in, and approved to write insurance policies by, the State Insurance Department for the State. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. The insurance referred to in Paragraphs 16(a)(i), 16(a)(iv) and 16(a)(vi) shall name Landlord as Owner and Lender as loss payee and Tenant as its interest may appear. The insurance referred to in Paragraph 16(a)(ii) shall name Landlord and Lender as additional insureds, and the insurance referred to in

Paragraph 16(a)(v) shall name Landlord as insured and Lender and Landlord as loss payee. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall promptly obtain new or additional insurance reasonably satisfactory to Landlord

                       (c)     Each insurance policy referred to in clauses (i),
(iv), (v) and (vi) of Paragraph 16(a) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(a), except clause (iii) thereof, shall provide that it may not be cancelled substantially modified or allowed to lapse on any renewal date except after thirty (30) days' prior notice to Landlord and Lender. Each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of any of the Leased Premises for purposes more hazardous than those permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Mortgage, Note, Assignment or other document evidencing or securing the Loan upon the happening of an event or default therein or (iv) any change in title to or ownership of any of the Leased Premises.

                       (d) Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(a), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due at least thirty (30) days prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance.

                       (e) Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(a) may be carried under a "blanket" or umbrella policy or policies covering other properties or liabilities of Tenant, provided that such "blanket" or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16 and provided further that Tenant shall provide to Landlord a Statement of Values which shall be reviewed annually and amended as necessary based on a Replacement Cost Valuations. The original or a certified copy of each such "blanket" or umbrella policy shall promptly be delivered to Landlord.

                       (f)     Tenant shall promptly comply with and conform to
(i) all provisions of each insurance policy required by this Paragraph 16 and
(ii) all requirements of the insurers thereunder applicable to Landlord, Tenant or any of the Leased Premises or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of the Leased Premises, even if such compliance necessitates Alterations or results in interference with the use or enjoyment of any of the Leased Premises.

                       (g) Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as named insureds, with loss payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies thereof.

                       (h) All policies shall contain effective waivers by the carrier against all claims for insurance premiums against Landlord and shall contain full waivers of subrogation against the Landlord.

                       (i) All proceeds of any insurance required under Paragraph 16(a) shall be payable as follows:

                                 (i) Proceeds payable under clauses (ii), (iii)
and (iv) of Paragraph 16(a) and proceeds attributable to the general liabilities coverage of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to the Person entitled to receive such proceeds.

                                 (ii) All proceeds of insurance payable under
clauses (ii), (iii), (iv), (v) and (vii) of Paragraph 16(a) and proceeds attributable to the general liability coverage provisions of Builder's Risk insurance under clause (vi) of Paragraph 16(a) shall be payable to Landlord or, if required by the Mortgage, to Lender.

                                 (iii) Proceeds of insurance required under
clause (i) of Paragraph 16(a) and proceeds attributable to Builder's Risk insurance (other than its general liability coverage provisions) under clause
(vi) of Paragraph 16(a) shall be payable to Landlord (or Lender) and applied as set forth in Paragraph 17. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease.

               17.     Casualty and Condemnation.

                       (a) If any Casualty to the Leased Premises occurs, Tenant shall give Landlord and Lender immediate notice thereof. So long as no Event of Default exists Tenant is hereby authorized to adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(a) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Landlord all necessary proofs of loss, receipts, vouchers and releases required by the insurers and Landlord shall have the right to join with Tenant therein. Any final adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. If an Event of Default exists, Tenant shall not be entitled to adjust, collect or compromise any such claim or to participate with Landlord in any adjustment, collection and compromise of the Net Award payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord or, if required by the Mortgage, to Lender instead of to Landlord and Tenant jointly, and Tenant hereby appoints each of Landlord and Lender as Tenant's attorneys-in-fact to endorse any draft therefor. The rights of Landlord under this Paragraph 17(a) shall be extended to Lender if and to the extent that any Mortgage so provides.

                       (b) Tenant, immediately upon receiving a Condemnation Notice, shall notify Landlord and Lender thereof. So long as no Event of Default exists, Tenant is authorized to collect, settle and compromise the amount of any Net Award and Landlord shall have the right to join with Tenant herein. If an Event of Default exists, Landlord shall be authorized to collect, settle and compromise the amount of any Net Award and Tenant shall not be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof or to contest the Condemnation or the amount of the Net Award therefor. No agreement with any condemnor in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant's leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant's right to any award or payment on account of Tenant's trade fixtures, equipment or other tangible property which is not part of the Equipment, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make a separate claim therefor against the condemnor and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord's fee interest in the Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant's leasehold interest hereunder. The rights of Landlord under this Paragraph 17(b) shall also be extended to Lender if and to the extent that any Mortgage so provides.

                       (c) If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Monetary Obligations. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(a) and 13(b), shall commence and diligently continue to restore the Leased Premises as nearly as possible to their value, condition and character immediately prior to such event (assuming the Leased Premises to have been in the condition required by this Lease). So long as no Event of Default exists, any Net Award up to and including $250,000 shall be paid by Landlord to Tenant and Tenant shall restore the Leased Premises in accordance with the requirements of Paragraph 12(a) and 13(b) of this Lease. Any Net Award in excess of $250,000 shall (unless such Casualty resulting in the Net Award is a Termination Event) be made available by Landlord (or Lender, if required by the terms of any Mortgage) to Tenant for the restoration of any of the Leased Premises pursuant to and in accordance with the provisions of Paragraph 19 hereof. If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation shall occur, Tenant shall comply with the terms and conditions of Paragraph 18.

               18.     Termination Events.

                       (a) If (i) the entire Leased Premises shall be taken by a Taking or (ii) any substantial portion of the Leased Premises shall be taken by a Taking or all or any substantial portion of the Leased Premises shall be damaged or destroyed by a Casualty and, in such case, Tenant certifies and covenants to Landlord that it will forever abandon operations at the Leased Premises (each of the events described in the above clauses (i) and (ii) shall hereinafter be referred to as a "Termination Event"), then (x) in the case of
(i) above, Tenant shall be obligated, within forty five (45) days after Tenant receives a Condemnation Notice and (y) in the case of (ii) above, Tenant shall have the option, within forty five (45) days after Tenant receives a Condemnation Notice or thirty (30) days after the Casualty, as the case may be, to give to Landlord written notice of the Tenant's option to terminate this Lease (a "Termination Notice") in the form described in Paragraph 18(b).

                       (b) A Termination Notice shall contain (i) notice of Tenant's intention to terminate this Lease on the first Basic Rent Payment Date which occurs at least sixty (60) days after the Fair Market Value Date (the "Termination Date"), (ii) a binding and irrevocable offer of Tenant to pay to Landlord the Termination Amount and (iii) if the Termination Event is an event described in Paragraph 18(a)(ii), the certification and covenants described therein and a certified resolution of the Board of Directors of Tenant authorizing the same. Promptly upon the delivery to Landlord of a Termination Notice, Landlord and Tenant shall commence to determine the Fair Market Value.

                       (c)    If Landlord shall reject such offer to
terminate this Lease by written notice to Tenant (a "Rejection"), which Rejection shall contain the written consent of Lender, not later than thirty
(30) days following the Fair Market Value Date, then this Lease shall terminate on the Termination Date; provided that, if Tenant has not satisfied all Monetary Obligations and all other obligations and liabilities under this Lease which have arisen on or prior to the Termination Date (collectively, "Remaining Obligations") on the Termination Date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after the Termination Date on which Tenant has satisfied all Remaining Obligations. Upon such termination (i) all obligations of Tenant hereunder shall terminate except for any Surviving Obligations, (ii) Tenant shall immediately vacate and shall have no further right, title or interest in or to any of the Leased Premises and (iii) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if Tenant shall have received a Rejection and, on the date when this Lease would otherwise terminate as provided above, Landlord shall not have received the full amount of the Net Award payable by reason of the applicable Termination Event, then the date on which this Lease is to terminate automatically shall be extended to immediately following receipt by Landlord of the full amount of the Net Award and the Basic Rent for such period shall be prorated accordingly provided that, if Tenant has not satisfied all Remaining Obligations on such date, then Landlord may, at its option, extend the date on which this Lease may terminate to a date which is no later than the first Basic Rent Payment Date after such date on which Tenant has satisfied all such Remaining Obligations.

                       (d) Unless Tenant shall have received a Rejection not later than the thirtieth (30th) day following the Fair Market Value Date, Landlord shall be conclusively presumed to have accepted such offer. If such offer is accepted by Landlord then, on the Termination Date, Tenant shall pay to Landlord the Termination Amount and all Remaining Obligations and, if requested by Tenant, Landlord shall (i) convey to Tenant the Leased Premises or the remaining portion thereof, if any, and (ii) pay to or assign to Tenant Landlord's entire interest in and to the Net Award, all in accordance with Paragraph 20.

               19.     Restoration.

                       (a) Landlord (or Lender if required by any Mortgage) shall hold Net Award in excess of $250,000 in a fund (the "Restoration Fund") and disburse amounts from the Restoration Fund only in accordance with the following conditions:

                               (i) prior to commencement of restoration, (A) the
architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, (B) Landlord and Lender shall be provided with mechanics' lien insurance (if available) and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and, if applicable, (C) appropriate waivers of mechanics' and materialmen's liens shall have been filed;

                               (ii) at the time of any disbursement, no Event of
Default shall exist and no mechanics' or materialmen's liens shall have been filed against any of the Leased Premises and remain undischarged, except with respect to any liens are being contested in good faith in accordance with Paragraph 14 hereof;

                               (iii) disbursements shall be made from time to
time in an amount not exceeding the cost of the work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects' certificates, of the stage of completion, the estimated total cost of completion and performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens,
(C) contractors' and subcontractors' sworn statements as to completed work and the cost thereof for which payment is requested, (D) a satisfactory bringdown of title insurance, if required by Lender, and (E) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' and materialmen's lien claims;

                               (iv) each request for disbursement shall be
accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such work and, upon completion of the work, also stating that the work has been fully completed and complies with the applicable requirements of this Lease;

                               (v) Landlord may retain ten percent (10%) of the
restoration fund until the restoration is fully completed;

                               (vi) if the Restoration Fund is held by Landlord,
the Restoration Fund shall not be commingled with Landlord's other funds and shall bear interest at a rate agreed to by Landlord and Tenant, and Tenant shall be entitled to use the interest to cover the expenses of the restoration; and

                               (vii) such other reasonable conditions as
Landlord or Lender may impose.

                       (b) Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration work free and clear of all liens, as determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund together with any interest applicable thereto upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant.

                       (c) If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum shall be retained by Landlord or, if required by a Note or Mortgage, paid by Landlord to a Lender.

               20.     Procedures Upon Purchase.

                       (a) If the Leased Premises is purchased by Tenant pursuant to any provision of this Lease, Landlord need not convey any better title thereto than that which was conveyed to Landlord, and Tenant shall accept such title, subject, however, to the Permitted Encumbrances and to all other liens, exceptions and restrictions on, against or relating to any of the Leased Premises and to all applicable Laws, but free of the lien of and security interest created by any Mortgage or Assignment and liens, exceptions and restrictions on, against or relating to the Leased Premises which have been created by or resulted solely from acts of Landlord after the date of this Lease, unless the same are Permitted Encumbrances or customary utility easements benefiting the Leased Premises or were created with the concurrence of Tenant or as a result of a default by Tenant under this Lease.

                       (b) Upon the date fixed for any such purchase of the Leased Premises pursuant to any provision of this Lease (any such date the "Purchase Date"), Tenant shall pay to Landlord, or to any Person to whom Landlord directs payment, the Relevant Amount therefor specified herein, in Federal Funds, less any credit of the Net Award received and retained by Landlord or a Lender allowed against the Relevant Amount, and Landlord shall deliver to Tenant (i) a special warranty deed which describes the premises being conveyed and conveys the title thereto as provided in Paragraph 20(a), (ii) such other instruments as shall be necessary to transfer to Tenant or its designee any other property (or rights to any Net Award not yet received by Landlord or a Lender) then required to be sold by Landlord to Tenant pursuant to this Lease and (iii) any Net Award received by Landlord, not credited to Tenant against the Relevant Amount and required to be delivered by Landlord to Tenant pursuant to this Lease; provided, that if any Monetary Obligations remain outstanding on such date, then Landlord may deduct from the Net Award the amount of such Monetary Obligations; and further provided, that if any event has occurred which, in Landlord's reasonable judgment, is likely to subject any Indemnitee to any liability which Tenant is required to indemnify against pursuant to Paragraph 15, then an amount shall be deducted from the Net Award which, in Landlord's reasonable judgment, is sufficient to satisfy such liability, which amount shall be deposited in an escrow account with a financial institution reasonably satisfactory to Landlord and Tenant pending resolution of such matter. If on the Purchase Date any Monetary Obligations remain outstanding and no Net Award is payable to Tenant by Landlord or the amount of such Net Award is less than the amount of the Monetary Obligations, then Tenant shall pay to Landlord on the Purchase Date the amount of such Monetary Obligations. Upon the completion of such purchase, this Lease and all obligations and liabilities of Tenant hereunder shall terminate, except any Surviving Obligations.

                       (c) If the completion of such purchase shall be delayed after (i) the Termination Date, in the event of a purchase pursuant to Paragraph 18 or, (ii) the date scheduled for such purchase, in the event of a purchase under any other provision of this Lease then (x) Rent shall continue to be due and payable until completion of such purchase and (y) at Landlord's sole option, Fair Market Value shall be redetermined and the Relevant Amount payable by Tenant pursuant to the applicable provision of this Lease shall be adjusted to reflect such redetermination.

                       (d) Any prepaid Monetary Obligations paid to Landlord shall be prorated as of the Purchase Date, and the prorated unapplied balance shall be deducted from the Relevant Amount due to Landlord; provided, that no apportionment of any Impositions shall be made upon any such purchase.

               21. Assignment and Subletting: Prohibition against Leasehold Financing.

                       (a) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, with no consent of Landlord or Lender being required or necessary to assign this Lease to any person (a "Permitted Assignee") that immediately following such assignment will have a publicly traded unsecured senior debt rating of "A" or better from Moody's Investors Services, Inc. or a rating of "A" or better from Standard & Poor's Corporation, and in the event all of such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord and Lender. Tenant may not, voluntarily or involuntarily, whether by operation of law or otherwise, assign this Lease without the prior written consent of Landlord which may be withheld for any or no reason.

                       (b) Tenant shall have the right, upon thirty (30) days prior written notice to Landlord and Lender, to enter into one or more subleases that demise, in the aggregate, up to but not in excess of twenty five percent (25%) of the gross space in the Improvements (inclusive of the space leased to Transcom USA, Inc. pursuant to a Lease Agreement dated April 22, 1997 which is satisfactory to Landlord) with no consent or approval of Landlord being required or necessary ("Preapproved Sublet"). Other than pursuant to Preapproved Sublets, at no time during the Term shall subleases for more than twenty five percent (25%) of the gross space in the Leased Premises without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed sublessee and the terms of the proposed sublease. Landlord and Lender shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on their review of the Review Criteria.

                       (c) If Tenant assigns all its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, including obligations of Tenant which may have arisen on or prior to the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of any of the Leased Premises shall be subject and subordinate to the provisions of this Lease. No assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. No assignment or sublease shall impose any additional obligations on Landlord under this Lease.

                       (d) Tenant shall, within (10) days after the execution and delivery of any assignment or sublease consented to by Landlord, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form.

                       (e) As security for performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into for any or all of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises, provided, however, that Landlord shall have the absolute right at any time upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and to retain the same. Tenant shall not consent to, cause or allow any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written approval of Landlord, which consent shall not be unreasonably withheld, nor shall Tenant accept any rents more than thirty (30) days in advance of the accrual thereof nor do nor permit anything to be done, the doing of which, or omit or refrain from doing anything, the omission of which, will or could be a breach of or default in any material respect of the terms of any of the subleases.

                       (f) Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21 shall be void and of no force and effect.

                       (g) Landlord may sell or transfer the Leased Premises at any time without Tenant's consent to any third party (each a "Third Party Purchaser"). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord shall reasonably request, provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

               22.     Events of Default.

                       (a) The occurrence of any one or more of the following (after expiration of any applicable cure period as provided in Paragraph 22(b)) shall, at the sole option of Landlord, constitute an "Event of Default" under this Lease:

                               (i) a failure by Tenant to make any payment of
any Monetary Obligation, regardless of the reason of such failure;

                               (ii) a failure by Tenant duly to perform and
observe, or a violation or breach of, any other provision hereof not otherwise specifically mentioned in this Paragraph 22(a);

                               (iii) any representation or warranty made by
Tenant herein or in any certificate, demand or request made pursuant hereto proves to be incorrect in any material respect as of the date made;

                               (iv) a default beyond any applicable cure period
or at maturity by Tenant in any payment of principal or interest on any obligations for borrowed money having an original principal balance of $10,000,000 or more in the aggregate, or in the performance of any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default if to cause, or permit any Person to cause, such obligation to become due prior to its stated maturity;

                               (v) a default by Tenant beyond any applicable
cure period in the payment of rent under, or in the performance of any other material provision of, any other lease or leases that have, in the aggregate, rental obligations over the terms thereof of $3,000,000 or more if the Landlord under any such lease or leases commences to exercise its remedies thereunder;

                               (vi) a final, non-appealable judgment or
judgments for the payment of money in excess of $3,000,000 in the aggregate shall be rendered against Tenant and the same shall remain undischarged for a period of sixty (60) consecutive days;

                               (vii) The breach of any Covenant shall occur;

                               (viii) Tenant shall (A) voluntarily be
adjudicated a bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature;

                               (ix) a court shall enter an order, judgment or
decree appointing, without the consent of Tenant, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered;

                               (x) the Leased Premises shall have been vacated
or abandoned;

                               (xi) Tenant shall be liquidated or dissolved or
shall begin proceedings towards its liquidation or dissolution;

                               (xii) the estate or interest of Tenant in any of
the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made;

                               (xiii) a failure by Tenant to perform or observe,
or a violation or breach of, or a misrepresentation by Tenant under any provision of any Assignment or any other document between Tenant and Lender, if such failure, violation, breach or misrepresentation gives rise to a default beyond any applicable cure period with respect to any Loan;

                               (xiv) a failure by Tenant to maintain in effect
any other license or permit necessary for the use, occupancy or operation of the Leased Premises, under such failure would not have a materially adverse effect on Tenant or the Leased Premises; or

                       (b) No notice or cure period shall be required in any one or more of the following events: (A) the occurrence of an Event of Default under clauses (i) except as otherwise set forth below) of Paragraph 22(a),
(iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xiii), or (xiv);
(B) the default consists of a failure to pay Basic Rent, a failure to provide any insurance required by Paragraph 16 or any assignment or sublease entered into in violation of Paragraph 21; or (C) the default is such that any delay in the exercise of a remedy by Landlord could reasonably be expected to cause irreparable hard to Landlord. If the default consists of the failure to pay any Monetary Obligation under clause (i) of Paragraph 22(a), the applicable cure period shall be three (3) days from the date on which notice is give, but Landlord shall not be obligated to give notice of, or allow any cure period for, any such default more than once within any Lease Year. If the default consists of a default under clause (ii) of Paragraph 22(a), other than the events specified in clauses (B) and (C) of the first sentence of the Paragraph 22(b), the applicable cure period shall be thirty (30) days from the date on which notice is given or, if the default cannot be cured with such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord's reasonable judgment) cause any material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days, provided that Tenant shall commence to cure the default within the said thirty-day period and shall actively, diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured.

               23.     Remedies and Damages Upon Default.

                       (a) If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, subject in all events to applicable Law, without demand upon or notice to Tenant except as otherwise provided in Paragraph 22(b) and this Paragraph 23.

                               (i) Landlord may give Tenant notice of Landlord's
intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of the Leased Premises to Landlord in accordance with Paragraph 26. If Tenant does not so surrender and deliver possession of the Leased Premises, Landlord may re-enter and repossess the Leased Premises, with or without legal process, by peaceably entering the Leased Premises and changing locks or by summary proceedings, ejectment or any other lawful means or procedure. Upon or at any time after taking possession of the Leased Premises, Landlord may, by peaceable means or legal process, remove any Persons or property therefrom. Landlord shall be under no liability for or by reason of any such entry, repossession or removal. Notwithstanding such entry or repossession, Landlord may (A) exercise the remedy set forth in and collect the damages permitted by Paragraph 23(a)(iii) or (B) collect the damages set forth in Paragraph 23(b)(i) or 23(b)(ii).

                               (ii) After repossession of the Leased Premises
pursuant to clause (i) above, Landlord shall have the right to relet any of the Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such reletting. Landlord may make such Alterations in connection with such reletting as it may deem advisable in its sole discretion. Notwithstanding any such reletting, Landlord may collect the damages set forth in Paragraph 23(b)(ii).

                               (iii) Landlord may, upon notice to Tenant,
require Tenant to make an irrevocable offer to terminate this Lease upon payment to Landlord of an amount (the "Default Termination Amount") specified in the next sentence. The "Default Termination Amount" shall be the greatest of (A) the Fair Market Value of the Leased Premises, (B) the sum of the Acquisition Cost and Prepayment Premium which Landlord will be required to pay in prepaying any Loan with proceeds of the Default Termination Amount or (C) an amount equal to the Present Value of the entire Basic Rent from the date of such purchase to the date on which the Term would expire, assuming that the Term has been extended for all extension periods, if any, provided for in this Lease. Upon such notice to Tenant, Tenant shall be deemed to have made such offer and shall, if requested by Landlord, within ten (10) days following such request deposit with Landlord as payment against the Default Termination Amount the amount described in (B) above and Landlord and Tenant shall promptly commence to determine Fair Market Value. Within thirty (30) days after the Fair Market Value Date, Landlord shall accept or reject such offer. If Landlord accepts such offer then, on the tenth (10th) business day after such acceptance, Tenant shall pay to Landlord the Default Termination Amount and, at the request of Tenant, Landlord will convey the Leased Premises to Tenant or its designee in accordance with Paragraph 20. Any rejection by Landlord of such offer shall have no effect on any other remedy Landlord may have under this Lease.

                               (iv) Landlord may declare by notice to Tenant the
entire Basic Rent (in the amount of Basic Rent then in effect) for the remainder of the then current Term to be immediately due and payable. Tenant shall immediately pay to Landlord all such Basic Rent discounted to its Present Value, all accrued Rent then due and unpaid, all other Monetary Obligations which are then due and unpaid and all Monetary Obligations which arise or become due by reason of such Event of Default (including any Costs of Landlord). Upon receipt by Landlord of all such accelerated Basic Rent and Monetary Obligations, this Lease shall remain in full force and effect and Tenant shall have the right to possession of the Leased Premises from the date of such receipt by Landlord to the end of the Term, and subject to all the provisions of this Lease, including the obligation to pay all increases in Basic Rent and all Monetary Obligations that subsequently become due, except that (A) no Basic Rent which has been prepaid hereunder shall be due thereafter during the said Term, and (B) Tenant shall have no option to extend or renew the Term.

                       (b) The following constitute damages to which Landlord shall be entitled if Landlord exercises its remedies under Paragraph 23(a)(i) or 23(a)(ii):

                               (i) If Landlord exercises its remedy under
Paragraph 23(a)(i) but not its remedy under Paragraph 23(a)(ii) (or attempts to exercise such remedy and is unsuccessful in reletting the Leased Premises) then, upon written demand from Landlord, Tenant shall pay to Landlord, as liquidated and agreed final damages for Tenant's default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) all Basic Rent from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then fair market rental value of the Leased Premises for the same period. Tenant shall also pay to Landlord all of Landlord's Costs in connection with the repossession of the Leased Premises and any attempted reletting thereof, including all brokerage commissions, legal expenses attorneys' fees, employees' expenses, costs of Alterations and expenses and preparation for reletting.

                               (ii) If Landlord exercises its remedy under
Paragraph 23(a)(i) or its remedies under Paragraph 23(a)(i) and 23(a)(ii), then Tenant shall, until the end of what would have been the Term in the absence of the termination of the Lease, and whether or not any of the Leased Premises shall have been relet, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Monetary Obligations which would be payable under this Lease by Tenant in the absence of such termination less the net proceeds, if any, of any reletting pursuant to Paragraph 23(a)(ii), after deducting from such proceeds all of Landlord's Costs (including the items listed in the last sentence of Paragraph 23 (b)(i) hereof) incurred in connection with such repossessing and reletting; provided, that if Landlord has not relet the Leased Premises, such Costs of Landlord shall be considered to be Monetary Obligations payable by Tenant. Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

                       (c) Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity.

                       (d) Landlord shall not be required to mitigate any of its damages hereunder unless required to by applicable Law. If any Law shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Law.

                       (e) Non termination of this Lease, repossession or reletting of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

                       (f) WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD HEREUNDER, LANDLORD AND TENANT WAIVE ANY RIGHT TO A TRIAL BY JURY.

                       (g) Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and, if performance of such act requires that Landlord enter the Leased Premises, Landlord may enter the Leased Premises for such purpose.

                       (h) No failure of Landlord (i) to insist at any time upon the strict performance of any provision of this Lease or (ii) to exercise any option, right, power or remedy contained in this Lease shall be construed as a waiver, modification or relinquishment thereof. A receipt by Landlord of any sum in satisfaction of any Monetary Obligation with knowledge of the breach of any provision hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision hereof shall be deemed to have been made unless expressed in a writing signed by Landlord.

                       (i) Tenant hereby waives and surrenders to the fullest extent permitted by Law, for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future Law to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant's right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future Law which exempts property from liability for debt or for distress for rent.

                       (j) Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

               24. Notices. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered in person or by Federal Express or other reliable 24-hour delivery service or five (5) business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed to the other party at its address stated above or when delivery is refused. A copy of any notice given by Tenant to Landlord shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Chairman, Real Estate Department. A copy of any notice given by Landlord to Tenant shall simultaneously be given by Tenant to Reed Smith Shaw & McClay, 2500 One Liberty Place, Philadelphia, PA 19103, Attention: Lori L. Lasher, Esq. For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days' notice of the new address to the other party, in the manner provided above.

               25.     Estoppel Certificate. At any time upon not less than ten
(10) days' prior written request by either Landlord or Tenant (the "Requesting Party") to the other party (the "Responding Party"), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which

Basic Rent, Additional Rent and all other Monetary Obligations have been paid,
(c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder,
(d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by any court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the Certificate is an intended recipient or beneficiary of the Certificate, any Lender or their assignees and by any prospective purchaser or mortgagee or any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he has made such examination or investigation as is necessary to enable him to express an informed opinion as the subject matter of such certificate, and shall briefly state the nature of such examination or investigation.

                       26. Surrender. Upon the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises was at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, and except for ordinary wear and tear. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from the Leased Premises. The reasonable cost of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26.

                       27. No Merger of Title. There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

                       28.     Books and Records.

                       (a) Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to the Leased Premises, in accordance with generally accepted accounting principles ("GAAP") consistently applied, and shall permit Landlord and Lender by their respective agents, accounts and attorneys, upon reasonable notice to Tenant and at Landlord's cost, to visit and inspect the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, at such reasonable times as may be requested by Landlord. Upon the request of Lender or Landlord (either telephonically or in writing). Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit.

                       (b) Tenant shall deliver to Landlord and to Lender within ninety (120) days of close of each fiscal year, annual audited financial statement of Tenant prepared by a nationally recognized firm of independent certified public accountants. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All annual financial statements shall be accompanied (i) by an opinion of said accountants stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president or a vice president of Tenant, dated within five (5) days of the delivery of such statement, stating that (C) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant has taken or proposes to take with respect thereto and (D) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit.

                       (c) Landlord, Lender and their respective agents, accountants and attorneys, shall consider and treat on a strictly confidential basis (i) any information contained in the books and records of Tenant, (ii) any copies of any books and records of Tenant, and (iii) any financial statements of Tenant pursuant to Paragraph 28(b) which are delivered to or received by them and which are conspicuously stamped "CONFIDENTIAL". In no event shall confidential information include matters related to the size, use or construction of the Improvements. Landlord, Lender, and their respective agents, accountants and attorneys, shall not disclose any information contained in Tenant's books and records nor distribute copies of any such books and records nor Tenant's financial statements to any other Persons without the prior written consent of the chief operating officer of Tenant.

The restrictions contained in this Paragraph 28(c) shall not prevent disclosure by Landlord or Lender of any information in any of the following circumstances:

                               (i) Upon the order of any court or
administrative agency to the extent required by such order and not effectively stayed or by appeal or otherwise;

                               (ii) Upon the request, demand or requirement of
any regulatory agency or authority having jurisdiction over such party, including the Securities and Exchange Commission (whether or not such request or demand has the force of law);

                              (iii) That has been publicly disclosed other than
by breach of this Paragraph 28(c) by Lender or Landlord or by any other Person who has agreed with Landlord or Lender the abide by the provisions of this Paragraph 28(c);

                              (iv) To counsel or accountants for Lender or
Landlord or counsel or accountants for such other Person who has agreed to abide by the provisions of this Paragraph 28(c);

                              (v) While an Event of Default exists, in
connection with the exercise of any right or remedy under this Lease or any other related document;

                              (vi) Independently developed by Landlord or
Lender to the extent that confidential information provided by Tenant is not used to develop such information;

                              (vii) In any reporting to shareholders of
Landlord or to the shareholders of such Shareholder;

                               (viii) As otherwise required by Law

               29.     Determination of Value.

                       (a) Whenever a determination of Fair Market Value is required pursuant to any provision of this Lease, such Fair Market Value shall be determined in accordance with the following procedure:

                               (i) Landlord and Tenant (or Third Party Purchaser
with respect to a determination under clause (D) below) shall endeavor to agree upon such Fair Market Value within thirty (30) days after the date (the "Applicable Initial Date") on which (A) Tenant provides Landlord with notice of its intention to terminate this Lease and purchase the Leased Premises pursuant to Paragraph 18, (B) Landlord provides Tenant with notice of its intention to redetermine Fair Market Value pursuant to Paragraph 20(c), or (C) Landlord provides Tenant with notice of Landlord's intention to require Tenant to make an offer to terminate this Lease pursuant to Paragraph 23(a)(iii). Upon reaching such agreement, the parties shall execute an agreement setting forth the amount of such Fair Market Value.

                               (ii)    If the parties shall not have signed such
agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value, the amount of such Fair Market as so agreed shall be binding and conclusive upon Landlord and Tenant.

                               (iii) If such two appraisers shall be unable to
agree upon a Fair Market Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value and shall select a third appraiser to make the determination of Fair Market Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

                               (iv) If such two appraisers shall be unable to
agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in New York, New York. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

                               (v) If a third appraiser is selected, Fair Market
Value shall be the average of the determination of Fair Market Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Values is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

                               (vi) All appraisers selected or appointed
pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value hereinabove set forth above, and (D) be registered in the State if the State provides for or requires such resignation. The Cost of the procedure described in this Paragraph 29(a) above shall be borne by Tenant.

                       (b) If, by virtue of any delay, Fair Market Value is not determined by the expiration or termination of the then current Term, then the date on which the Term would otherwise expire or terminate shall be extended to the date specified for termination in the particular provision of this Lease pursuant to which the determination of Fair Market Value is being made.

                       (c) In determining Fair Market Value as defined in clause (b) of the definition of Fair Market Value, the appraisers shall add (a) the present value of the Rent for the remaining Term, assuming the Term has been extended for all extension periods provided herein (with assumed increases in the CPI to be determined by the appraisers) using a discount rate (which may be determined by an investment banker retained by each appraiser) based on the creditworthiness of Tenant and (b) the present value of the Leased Premises as of the end of such Term (having assumed the Term has been extended for all extension periods provided herein). The appraisers shall further assume that no default then exists under the Lease, that Tenant has complied (and will comply) with all provisions of the Lease, and that Tenant has not violated (and will not violate) any of the Covenants.

               30. Non-Recourse as to Landlord. Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (i) Landlord, (ii) any director, officer, member, general partner, shareholder, limited partner, beneficiary, employee or agent of Landlord or any general partner of Landlord or any of its members or general partners (or any legal representative, heir, estate, successor or assign of any thereof), (iii) any predecessor or successor partnership or corporation (or other entity) of Landlord or any of its general partners, shareholders, officers, directors, members, employees or agents, either directly or through Landlord or its general partners, shareholders, officers, directors, employees or agents or any predecessor or successor partnership or corporation (or other entity), or (iv) any Person affiliated with any of the foregoing, or any director, officer, employee or agent of any thereof.

               31.     Financing.

                       (a) Tenant agrees (i) to pay all costs and expenses incurred by Landlord in connection with the purchase, leasing and initial financing of the Leased Premises including, without limitation, the cost of appraisals, environmental reports, title insurance, surveys, legal fees and expenses of Landlord and Lender and commitment fees or "points" payable to Lender (as to such commitment fees or points, not in excess of 1% of the principal amount of the Loan) and (ii) to cooperate with Landlord to obtain a mortgage loan guaranty from the Indiana Development Finance Authority and to provide any required information and documentation in connection therewith.

                       (b) Tenant agrees to pay, within ten (10) business days of written demand therefor, any cost, charge or expense (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is not caused solely by the gross negligence or willful misconduct of Landlord and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

                       (c) If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications in this Lease. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant's obligations under this Lease. Such subordination, nondisturbance and attornment agreement may require Tenant to confirm that (a) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (b) Lender and its assigns will not be subject to any counterclaim, demand or offset which Tenant may have against Landlord.

               32. Subordination, Non-Disturbance and Attornment. This Lease and Tenant's interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof, provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant's rights hereunder unless and until an Event of Default exists or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

               33. Financial Covenants. Tenants hereby covenants and agrees to comply with all the covenants and agreements described in Exhibit "E" hereto.

               34. Tax Treatment; Reporting. Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a Lease for Federal income tax purposes. For Federal income tax purposes each shall report this Lease as a true lease with Landlord as the owner of the Leased Premises and Equipment and Tenant as the lessee of such Leased Premises and Equipment including: (1) treating Landlord as the owner of the property eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the "Code") with respect to the Leased Premises and Equipment, (2) Tenant reporting its Rent payments as rent expense under Section 162 of the Code, and (3) Landlord reporting the Rent payments as rental income.

               35.     Miscellaneous.

                       (a) The paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

                       (b) As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) "including" shall mean "including without limitation"; (ii) "provisions" shall mean "provisions, terms, agreements, covenants, and/or conditions"; (iii) "lien" shall mean "lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust"; (iv) "obligation" shall mean "obligation, duty, agreement, liability, covenant and/or condition"; (v) "any of the Leased Premises" shall mean "the Leased Premises or any part thereof or interest therein"; (vi) "any of the Land" shall mean "the Land or any part thereof or interest therein"; (vii) "any of the Improvements" shall mean "the Improvements or any part thereof or interest therein"; (viii) "any of the Equipment" shall mean "the Equipment or any part thereof or interest therein"; and (ix) "any of the Adjoining Property" shall mean "the Adjoining Property or any part thereof or interest therein."

                       (c) Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest. Except as otherwise specifically provided herein, Landlord shall have the right, at its sole option, to withhold or delay its consent whenever such consent is required under this Lease for any reason. Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

                       (d) Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

                       (e) This Lease and any documents which may be executed by Tenant on or about the effective date hereof at Landlord's request constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to the Leased Premises and the transactions provided for herein. Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

                       (f) This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

                       (g) The covenants of this Lease shall bind Tenant, its successors and assigns and all present and subsequent encumbrancers and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

                       (h) If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

                       (i) This Lease shall be governed by and construed and enforced in accordance with the Laws of the State.

               IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.


                                       LANDLORD:


                                       TRUCK (IN) QRS 14-3, INC.,
                                       a Delaware corporation


                                       By:  "A"
                                            ---------------------
                                            Senior Vice President



ATTEST:                                TENANT:

                                       BURLINGTON MOTOR CARRIERS INC.
                                       a Delaware corporation


 By:                                   By:  "A"
      -----------------------               ------------------------
      Secretary                             Vice President


[Corporate Seal]

                                                                       EXHIBIT A


                                    PREMISES

                                   EXHIBIT A

Situated in the State of Indiana, in the County of Delaware and in the Town of Daleville.

Part of the Northeast Quarter of the Southeast Quarter of Section 12, Township 19 North, Range 8 East in the Town of Daleville, Delaware County, Indiana, described as follows:

Beginning at a 5/8 inch rebar on the South line of the Northeast quarter of the Southeast Quarter of Section 12, Township 19 North, Range 8 East, said rebar being North 88 degrees 20 minutes 40 seconds West 40.01 feet (assumed bearing) from a spike at the Southeast corner of said quarter-quarter section; thence North 88 degrees 20 minutes 40 seconds West 1270.71 feet to a 5/8 inch rebar with cap at the Southwest corner of said quarter-quarter section; thence North 00 degrees 27 minutes 41 seconds East 1154.95 feet along the West line of said quarter-quarter section to a point on the Southerly right-of-way line of State Highway #67; thence South 86 degrees 59 minutes 04 seconds East 107.20 feet along the limited access right-of-way line of said highway; thence South 86 degrees 59 minutes 04 seconds East 78.70 feet along the controlled access right-of-way line; thence South 86 degrees 59 minutes 04 seconds East 281.02 feet along the limited access right-of-way line to a highway right-of-way marker; thence South 87 degrees 02 minutes 11 seconds East 45.87 feet along said right-of-way line being a controlled access line to a highway right-of-way marker; thence North 89 degrees 27 minutes 23 seconds East 53.15 feet along said right-of-way line to a right-of-way marker which marks the beginning of the limited access right-of-way line; thence North 89 degrees 27 minutes 23 seconds East 392.75 feet along said right-of-way line; thence South 79 degrees 44 minutes 14 seconds East 66.67 feet along said right-of-way line to a highway right-of-way marker; thence South 88 degrees 30 minutes 30 seconds East 45.98 feet along said right-of-way line to a 5/8 inch rebar; thence South 00 degrees 25 minutes 47 seconds West 94.47 feet along the West line of a tract of ground described in Deed Record 1991 page 3580, Records of Delaware County, Indiana to an iron pipe; thence South 88 degrees 21 minutes 19 seconds East 200.00 feet along the South line of said tract to a 5/8 inch rebar that is 40.01 feet West of the East line of said quarter-quarter section; thence South 00 degrees 25 minutes 47 seconds West 1064.53 feet to the point of beginning, containing 33.25 acres, more or less.

                                                                      EXHIBIT B

                            MACHINERY AND EQUIPMENT

All fixtures, machinery, apparatus, equipment, fittings and appliances of every kind and nature whatsoever now or hereafter affixed or attached to or installed in any of the Leased Premises (except as hereafter provided), including all electrical, anti-pollution, heating, lighting (including hanging fluorescent lighting), incinerating, power, air cooling, air conditioning, humidification, sprinkling, plumbing, lifting, cleaning, fire prevention, fire extinguishing and ventilating systems, devices and machinery and all engines, pipes, pumps, tanks (including exchange tanks and fuel storage tanks), motors, conduits, ducts, steam circulation coils, blowers, steam lines, compressors, oil burners, boilers, doors, windows, loading platforms, lavatory facilities, stairwells, fencing (including cyclone fencing), passenger and freight elevators, overhead cranes and garage units, together with all additions thereto, substitutions therefor and replacements thereof required or permitted by this Lease, but excluding all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises.

Equipment shall not include all trade fixtures, machinery, office, manufacturing and warehouse equipment which are not necessary to the operation, as buildings, of the buildings which constitute part of the Leased Premises, including, without limitation, shelves, parts bins, cabinets, bulk oil & antifreeze tanks & pumps, tire changers, balancers, sand blasters, parts washers, alignment racks, hose reels, vices, vehicles wash system & components, racks, oil evacuation systems, refrigerators, waste oil heaters, recycling stations, air compressors & dryers, filter crushers, water coolers, grease totes & pumps, water softeners, work tables, wall display shelves, drill presses, grinders, arbor & hydraulic presses, file cabinets, safes, and tire spreaders.

                                   EXHIBIT C

                             Permitted Encumbrances


1.   Taxes for 1997 November installments: $54,284.35

2.   Taxes for 1998 payable 1999, now a lien but not yet due and payable.

3. Matters shown on ALTA/ACSM Land Title Survey of Burlington Motor Carriers Inc. performed by Ashton Land Surveyor dated, April 7, 1998 and last revision June 29, 1998 (the "Survey").

4. Utility easement from BNMC Real Estate, Inc. to Indiana Michigan Power Co., dated December 20, 1994 and recorded January 9, 1995 in Deed Record 1995 pages 177-178, as shown on the Survey.

5. Utility easement from Jeffery Stoops to Indiana & Michigan Electric Company and Indiana Bell Telephone Company, Inc., dated February 9, 1978 and recorded February 16, 1978 in Deed Record 1978, page 619, as shown on the Survey.

6. Utility easement from Jeffery Stoops to Indiana & Michigan Electric Company and Indiana Bell Telephone Company, Inc., dated July 2, 1981 and recorded August 14, 1981 in Deed Record 1981, page 2423, as shown on the Survey.

7. Distribution easement from Stoops Express, Inc. to Indiana & Michigan Electric Company, dated December 27, 1984 and recorded December 31, 1984, in Deed Record 1984, page 4572.

8. Limited Access right of way for S.R. 67 as established in Deed Record 1995 pages 6765-6767 and in Deed Record 1996, pages 6745-6746, as shown on the Survey.

9. Easement to Indiana Bell Telephone recorded in Deed Record 1985, page 3210, as shown on the Survey

10.  Easement to Indiana Bell Telephone recorded in Deed Record 1996, page 6109.

                                                                   EXHIBIT D

                                   BASIC RENT PAYMENTS

               1. Basic Rent. Subject to the adjustments provided for in Paragraphs 2, 3 and 4 below, Basic Rent payable in respect of the Term shall be $792,000 per annum, payable quarterly in advance on each Basic Rent Payment Date, in equal installments of $198,000 each.

               2. CPI Adjustments to Basic Rent. The Basic Rent shall be subject to adjustment, in the manner hereinafter set forth, for increases in the index known as United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index, All Urban Consumers, United States City Average, All Items, (1982-84=100)("CPI") or the successor index that most closely approximates the CPI. If the CPI shall be discontinued with no successor or comparable successor index, Landlord and Tenant shall attempt to agree upon a substitute index or formula, but if they are unable to so agree, then the matter shall be determined by arbitration in accordance with the rules of the American Arbitration Association then prevailing in New York City. Any decision or award resulting from such arbitration shall be final and binding upon Landlord and Tenant and judgment thereon may be entered in any court of competent jurisdiction. In no event will the Basic Rent as adjusted by the CPI adjustment be less than the Basic Rent in effect for the two (2) year period immediately preceding such adjustment.

               3. Effective Dates of CPI Adjustments. Basic Rent shall not be adjusted to reflect changes in the CPI until the second (2nd) anniversary of the Basic Rent Payment Date on which the first full quarterly installment of Basic Rent shall be due and payable (the "First Full Basic Rent Payment Date"). As of the second (2nd) anniversary of the First Full Basic Rent Payment Date and thereafter on the fourth (4th), sixth (6th), eighth (8th), tenth (10th), twelfth (12th), fourteenth (14th), sixteenth (16th), and eighteenth (18th) and, if the initial Term is extended, on the twentieth (20th), twenty second (22nd), twenty fourth (24th), twenty sixth (26th) and twenty eighth (28th) anniversaries of the First Full Basic Rent Payment Date. Basic Rent shall be adjusted to reflect increases in the CPI during the most recent two (2) year period immediately preceding each of the foregoing dates (each such date being hereinafter referred to as the "Basic Rent Adjustment Date").

               4.      Method of Adjustment for CPI Adjustment

                       (a) As of each Basic Rent Adjustment Date when the average CPI determined in clause (i) below exceeds the Beginning CPI (as defined in this Paragraph 4 (a)), the Basic Rent in effect immediately prior to the applicable Basic Rent Adjustment Date shall be multiplied by a fraction, the numerator of which shall be the difference between (i) the average CPI for the three (3) most recent calendar months (the "Prior Months") ending prior to such Basic Rent Adjustment Date for which the CPI has been published on or before the forty-fifth (45th) day preceding such Basic Rent Adjustment Date and (ii) the Beginning CPI, and the denominator of which shall be the Beginning CPI. An amount equal to the lesser of (x) the product of such multiplication or 6.09% of the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date shall be added to the Basic Rent in effect immediately prior to such Basic Rent Adjustment Date. As used herein, "Beginning CPI" shall mean the average CPI for the three (3) calendar months corresponding to the Prior Months but occurring two (2) years earlier. If the average CPI determined in clause (i) is the same or less than the Beginning CPI, the Basic Rent will remain the same for the ensuing two (2) year period.

                       (b) Effective as of a given Basic Rent Adjustment Date, Basic Rent payable under this Lease until the next succeeding Basic Rent Adjustment Date shall be the Basic Rent in effect after the adjustment provided for as of such Basic Rent Adjustment Date.

                       (c) Notice of the new annual Basic Rent shall be delivered to Tenant on or before the tenth (10th) day preceding each Basic Rent Adjustment Date, but any failure to do so by Landlord shall not be or be deemed to be a waiver by Landlord of Landlord's rights to collect such sums. Tenant shall pay to Landlord, within ten (10) days after a notice of the new annual Basic Rent is delivered to Tenant, all amounts due from Tenant, but unpaid, because the stated amount as set forth above was not delivered to Tenant at least ten (10) days preceding the basic Rent Adjustment Date in question.

                                                            EXHIBIT E

                              FINANCIAL COVENANTS

               1.      Corporate Existence; Control; Mergers, Etc.

                       (a) Borrower shall maintain its corporate existence, rights and franchises in full force and effect in its jurisdiction of incorporation. Borrower shall, and shall cause its Subsidiaries to, qualify and remain qualified as a foreign corporation in each jurisdiction in which failure to receive or retain such qualification would have a material adverse effect on the business, operations or financial condition of the enterprise comprised of the Borrower and their respective Subsidiaries taken as a whole.

                       (b) At no time during the Term shall any Person other than a Person who owns Voting Interests in Tenant as of the date hereof or an Affiliate of such Person acquire directly or indirectly more than 50% of any class of Borrower's Voting Interest.

                       (c) Borrower shall not consolidate with or merge with any other Person, unless an Event of Default does not then exist and, immediately following such consolidation or merger (i) the surviving corporation with respect to a merger or consolidation of Borrower shall have, on a pro forma basis, a Consolidated Net Worth of not less than the Consolidated Net Worth of Borrower on the date hereof, (ii) unless Borrower is not subject to the Credit Agreement or a Senior Credit Agreement, such consolidation or merger shall have been consented to by Senior Lender or otherwise permitted by the terms of the Credit Agreement or then existing Senior Credit Agreement, as the case may be, and the Credit Agreement or then existing Senior Credit Agreement shall remain in full force and effect following such merger or consolidation, (iii) the Board of Directors of Borrower immediately prior to such merger or consolidation remains in control following such merger or consolidation, (iv) the senior management of the surviving corporation with respect to a merger or consolidation of Borrower does not substantially change immediately following such merger or consolidation and (v) after giving effect thereto, an Event of Default does not then exist.

                       (d) Borrower shall not, in a single transaction or series of related transactions, sell or convey, transfer, abandon or lease all or substantially all of its assets to any Person, except for a sale, conveyance or transfer to a Permitted Assignee as defined in and in accordance with Paragraph 21 of the Lease, provided that this Lease shall be assigned, sold or conveyed in such transaction.

                       (e) Borrower shall not make any substantial change in the nature of its business.

               2. Credit Agreement Covenants. Borrower shall not, and shall not permit any of its Subsidiaries to take any action or permit or suffer to exist any state of facts in contravention of (i) any of the negative covenants set forth in Sections 7.1, 7.2, 7.5, 7.7, 7.8, 7.10, 7.11, 7.12, 7.13, 7.14,
7.15, 7.17 and 7.18 (the "Credit Agreement Covenants") or (ii) any of the financial covenants set forth in Section 7.19 (the "Financial Covenants"), all in the form attached hereto as Schedule 1 of the Loan and Security Agreement, dated as of December 18, 1996 between Foothill Capital Corporation ("Senior Lender") and Borrower, as amended by amendments dated as of July 22, 1997, August 31, 1997, November 6, 1997 and July 29, 1998 (said Agreement, as amended, the "Credit Agreement") or the applicable provisions of the credit agreement that replaces the Credit Agreement (the "Senior Credit Agreement") pertaining to the matters addressed in the Credit Agreement Covenants and to any financial covenants that replace the Financial Covenants (the "Replacement Financial Covenants") which need not pertain to the same financial covenants as the Financial Covenants, as the case may be, in the same manner and to the same effect as if the terms of the Credit Agreement Covenants and Financial Covenants or applicable provisions of the Senior Credit Agreement including the Replacement Financial Covenants were set forth in full herein, and after giving effect to any modification, amendment or waiver of the Credit Agreement Covenants or Senior Credit Agreement, as the case may be, and such other provisions and definitions of the Credit Agreement or Senior Credit Agreement, as the case may be, a copy of which has been delivered to Landlord, and for such purpose such terms of the Credit Agreement Covenants or applicable provisions of the Senior Credit Agreement, as the case may be, and such other provisions and definitions of the Credit Agreement or Senior Credit Agreement, as the case may be, as are expressly referenced therein amendments, modifications and waivers thereto are incorporated herein by reference; it being expressly agreed by Landlord, that without any further action on the part of Landlord, that the covenants referenced in this Section 2 will be modified automatically to reflect all amendments, modifications and waivers (including, without limitation, any waiver of an Event of Default) to the Credit Agreement or the Senior Credit Agreement, as the case may be. If at any time Borrower shall not be subject to the Credit Agreement or any Senior Credit Agreement that contains covenants pertaining to the matters addressed in the Credit Agreement Covenants addressed in the Financial Covenants or most recent Replacement Financial Covenants, as the case may be, Borrower shall, and shall cause each of its Subsidiaries to, comply with each of the negative covenants set forth in the most recent Senior Credit Agreement pertaining to the matters addressed in the Credit Agreement Covenants and Financial Covenants or most recent Replacement Financial Covenants, as the case may be, in the same manner and the same effect as if the applicable provisions of such Senior Credit Agreement were set forth in full herein, it being the intent and agreement of Landlord and Borrower that, at all times during the Term, Borrower shall be subject to negative covenants pertaining to the matters addressed in the Credit Agreement Covenants and to the Financial Covenants or most recent Replacement Financial Covenants, as the case may be.

               3. Definitions. For the purpose of this Exhibit "E" the following terms shall have the following meanings:

                       (a) "Accounts" shall mean all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower; irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                       (b) "Affiliate" shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

                       (c) "Borrower" shall mean the Tenant when such term is used in this Exhibit E.

                       (d) "Borrower's Books" shall mean Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral or the Real Property) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information.

                       (e) "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than any such lease as to which such Person is the lessor.

                       (f) "Collateral" shall mean of the following: the Accounts; Borrower's Books; the Equipment (including the trailers identified in the Credit Agrement but excluding the Excluded Rolling Stock); the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which now or hereafter come into the possession, custody, or control of Senior Lender; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                       (g) "Consolidated Current Assets" shall mean, as of any date of determination, the aggregate amount of all current assets of Borrower and its Subsidiaries calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                       (h) "Consolidated Current Liabilities" shall mean, as of any date of determination, the aggregate amount of all current liabilities of Borrower and its Subsidiaries, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities.

                       (i) "Consolidated Net Income" shall mean, for any period, the aggregate net income (or loss) of Borrower, and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP.

                       (j) "Consolidated Net Worth" shall mean, at any date, the net worth of Borrower and its consolidated Subsidiaries on a consolidated basis, determined in accordance with GAAP.

                       (k) "Equipment" shall mean all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles, tractors, trailers, and other rolling stock), tires, tubes, tools, parts, dies, jigs, goods (other than consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

                       (l) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

                       (m) "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

                       (n) "FEIN" shall mean Federal Employer Identification Number.

                       (o) "GAAP" shall mean generally accepted accounting principles as in effect from time to time in the United States of America, applied on a consistent basis.

                       (p) "General Intangibles" shall mean all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, service marks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, tax refund claims, and remainder interests in and to trusts or other estates, expressly including all rights of Borrower to receive the rest, remainder, or residue from any Plan), other than goods, Accounts, and Negotiable Collateral.

                       (q) "Indebtedness" shall mean: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations of Borrower under Capital Leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of any Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                       (r) "Inventory" shall mean all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present an future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

                       (s) "Negotiable Collateral" shall mean all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities, documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                       (t) "Obligations" shall mean all loans, advances, debts, principal, interest, contingent reimbursement obligations owing to any third party senior lender under any outstanding guarantees, premiums, liabilities, fees, lease payments, guaranties, covenants, and duties owing by Borrower to any Senior Lender of any kind and description, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that such senior lender may have obtained by assignment or otherwise, and further including all interest not paid when due and all expenses that Borrower is recruited to pay or reimburse by any documents, by law, or otherwise.

                       (u) "Permitted Liens" shall mean: (a) liens and security interests held by Senior Lender; (b) liens for unpaid taxes that are not yet due and payable; (c) liens and security interests permitted under the Credit Agreement or Senior Credit Agreement, as the case may be; (d) purchase money security interests and liens of lessors under Capital Leases to the extent that the acquisition or lease of the underlying asset was permitted under
Section 7.10 of the Credit Agreement, as the same may be amended from time to time, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law; (h) liens and security interest on Excluded Rolling Stock in favor of Persons providing acquisition or lease financing of same; and (i) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property and as are approved in the reasonable discretion of Senior Lender.

                       (v) "Plan" shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

                       (w) "Real Property" shall mean the parcel or parcels of real property and the related improvements thereto owned by Borrower.

                       (x) "Senior Lender" shall mean the lender under the Credit Agreement or Senior Credit Agreement, as the case may be.

                       (y) "Subsidiary" of any Person (the "Parent") means another Person a majority of the Voting Interest in which is owned, or the management of which is otherwise controlled, directly or indirectly, through one or intermediaries, or both, by the Parent.

                       (z) "Tangible Net Worth" shall mean, as of any date of determination, the difference of (a) Borrower's total stockholder's equity, minus (b) the sum of; (i) net unamortized goodwill of Borrower, (ii) net unamortized deferred organizational expenses of Borrower, and (iii) all amounts due to Borrower from Affiliates.

                       (aa) "Voting Interest" shall mean shares of stock of a corporation or other interest in other types of Person having ordinary voting power to elect the board of directors of such corporation or similarly direct or control the management of such other Person.

     If, at any time or from time to time, the Credit Agreement Covenants shall be amended or replaced by comparable covenants in a Senior Credit Agreement or the Financial Covenants shall be amended or replaced by Replacement Financial Covenants (which need not be comparable) the relevant definitions in this
Section 3 shall likewise be added, amended or replaced, as the case may be.

                            SCHEDULE 1 TO EXHIBIT E

               7.      NEGATIVE COVENANTS.

                       Borrower covenants and agrees that during the Term, Borrower will not do any of the following without Landlord's prior written consent:

               7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                       (a) Indebtedness evidenced by the Credit Agreement or any refinancing thereof;

                       (b) Indebtedness set forth on Schedule 7.1 attached hereto the Credit Agreement;

                       (c) Indebtedness that is used to finance capital expenditures permitted by Section 7.10;

                       (d)     [intentionally omitted];

                       (e)     Indebtedness secured by Permitted Liens;

                       (f) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), or (e) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as:
(i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended (except for non-material increases related to capitalization of accrued interest fees, or transactional expenses related to such refinancing, renewal, or extension),
(iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the senior lender of Tenant as those applicable to the refinanced Indebtedness;

                       (g)     [INTENTIONALLY OMITTED];

                       (h) Indebtedness that is used, in whole or in part, to repay in full all Obligations.

               7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(f) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

               7.4     [INTENTIONALLY OMITTED]

               7.5 CHANGE NAME. Except as contemplated by the Burlington Plan and by this Agreement, change Borrower's name, FEIN, business structure, or identity, or add any new fictitious name.

     7.6   [INTENTIONALLY OMITTED]

     7.7 RESTRUCTURE. Make any change in Borrower's financial structure, the principal nature of Borrower's business operations, or the date of its fiscal year.

     7.8   PREPAYMENTS. Except in connection with a refinancing permitted by
Section 7.1(f), prepay any Indebtedness owing to any third Person. The foregoing notwithstanding, Borrower may prepay any Indebtedness that is secured solely by valid, perfected liens in favor of such third Person on an item of Excluded Rolling Stock to the extent such prepayment is made from the proceeds of the sale of such item of Excluded Rolling Stock.

     7.10 CAPITAL EXPENDITURES. Make any capital expenditure, or any commitment therefor, where the aggregate amount of such capital expenditures, made or committed for in any year, is in excess of $10,000,000 for Borrower's fiscal year 1997, $12,000,000 for Borrower's fiscal year 1998, or $35,000,000 for
Borrower's fiscal year 1999.

     7.11 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding.

     7.12 ACCOUNTING METHODS. Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Landlord information regarding the Collateral, and the Real Property or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Landlord pursuant to or in accordance with this Lease, and agrees that Landlord may contact directly any such accounting firm or service bureau in order to obtain such information.

     7.13 INVESTMENTS. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan (other than loans to employees of Borrower in the ordinary course of business as currently conducted), advance, or capital contribution to, any Person.

     7.14 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are ??? the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Landlord, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

     7.15 SUSPENSION. Suspend or go out of a substantial portion of its business.

     7.17 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Without thirty (30) days prior written notification to Landlord, relocate its chief executive office to a new location unless, at the time of such written notification, the Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Landlord's security interests. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Landlord's prior written consent.

     7.18 NEW SUBSIDIARIES. Create any new Subsidiaries, unless Landlord in its sole discretion has consented to the creation of such new Subsidiary.

     7.19 FINANCIAL COVENANTS. Fail to maintain:

          (a) CURRENT RATIO. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities, measured on a fiscal quarter-end basis, of at least the amount set forth on Schedule 7.19 opposite the corresponding fiscal quarter of Borrower;

          (b) WORKING CAPITAL. Working Capital, measured on a fiscal quarter-end basis, of at least the amount set forth on Schedule 7.19 opposite the corresponding fiscal quarter of Borrower; and

          (c) TANGIBLE NET WORTH. Tangible Net Worth, measured on a fiscal quarter-end basis, of at least the amount set forth on Schedule 7.19 opposite the corresponding ????? quarter of Borrower.

                     Schedule 7.19 to AMENDMENT NUMBER FOUR
                         TO LOAN AND SECURITY AGREEMENT


                              Financial Covenants


  Relevant Fiscal     Minimum Current     Minimum Working     Minimum Tangible
Quarter of Borrower   Ratio (   :1.00)  Capital (in Dollars)   Net Worth (in
                                                                  Dollars)
------------------------------------------------------------------------------
1st Qtr. 1997            0.50                -25,000,000         -15,000,000
2nd Qtr. 1997            0.50                -25,000,000         -13,000,000
3rd Qtr. 1997            0.50                -22,000,000         -10,500,000
4th Qtr. 1997            0.50                -19,000,000         -9,500,000
1st Qtr. 1998            0.55                -16,000,000         -6,500,000
2nd Qtr. 1998            0.40                -49,500,000         -14,000,000
3rd Qtr. 1998            0.42                -45,000,000         -13,000,000
4th Qtr. 1998            0.43                -44,000,000         -11,500,000
1st Qtr. 1999            0.43                -43,000,000         -10,500,000
2nd Qtr. 1999            0.45                -40,000,000         -9,000,000
3rd Qtr. 1999            0.47                -38,000,000         -7,500,000
4th Qtr. 1999            0.50                -36,000,000         -6,000,000
1st Qtr. 2000            0.52                -34,000,000         -4,500,000
2nd Qtr. 2000            0.54                -32,000,000         -3,000,000
3rd Qtr. 2000            0.56                -30,000,000         -1,500,000
4th Qtr. 2000            0.58                -28,000,000         -0-
1st Qtr. 2001            0.60                -26,000,000         1,500,000
2nd Qtr. 2001            0.60                -24,000,000         3,000,000
3rd Qtr. 2001            0.61                -22,000,000         4,500,000
4th Qtr. 2001            0.61                -20,000,000         6,000,000
1st Qtr. 2002            0.63                -18,000,000         7,500,000
2nd Qtr. 2002            0.63                -16,000,000         9,000,000

                                   SCHEDULE 1

                TENANT'S POST-CLOSING ENVIRONMENTAL OBLIGATIONS

     Tenant shall conduct the following actions and provide Landlord with a written status report, on or before the tenth day of each month commencing with the second month after the month in which the Closing occurs, with the first report due on or before August 10, 1998, until satisfactory completion of all of the activities listed below. Tenant shall reimburse Landlord for all of Landlord's reasonable costs, including reasonable attorneys fees, incurred by Landlord in reviewing Tenant's progress in completing the activities listed below. Tenant's failure to timely comply with any of the obligations hereunder shall constitute an Event of Default.

A.   Onsite Septic System

     1. On or before August 3, 1998, Tenant shall provide Landlord with a scope of work proposal from an experienced environmental consulting firm acceptable to Landlord for the subsurface investigation of soils in the area of the former septic system to evaluate whether releases from the septic system have adversely impacted soils and/or groundwater. The scope of work shall provide for a minimum of four sample locations and shall identify the parameters which the consultant recommends be analyzed for together with an explanation for the selection of these parameters. The scope of work, including the parameters to be analyzed for, shall be subject to Landlord's reasonable approval. Landlord may modify the scope of work to expand the parameters to be analyzed for or may disapprove Tenant's selection of an environmental consulting firm and substitute a firm acceptable to Landlord in Landlord's sole discretion.

     2. Within 30 days of Tenant's receipt of Landlord's approval or modification of the scope of work, Tenant shall arrange for the designated environmental consulting firm to conduct the sampling in accordance with the scope of work.

     3. Within 30 days of the conclusion of onsite sampling activities, Tenant shall provide to Landlord a written report which documents the subsurface sampling activities and the results of such sampling. The report shall contain a site location map showing the sampling locations as well as copies of the analytical reports. If the results of the soil sampling document the existence of an Environmental Violation, Tenant shall, within 30 days of receipt of notice from Landlord that an Environmental Violation exists at the site, submit to Landlord for Landlord's approval a proposed scope of work for remediation of the Environmental Violation.

B.   Underground Storage Tanks

     1. On or before August 17, 1998, Tenant shall have conducted tightness testing of the two underground diesel storage tanks located at the Leased Premises and shall have submitted the results of such testing to Landlord. If the results of the tightness testing indicate the possibility of a release from either of the underground storage tanks, Tenant shall promptly notify the Indiana Department of Environmental Management (IDEM) and shall implement corrective action in accordance with the underground storage tank corrective action program requirements. In the event that a release from either or both tanks is indicated, Tenant's responsibility for implementing corrective action shall continue until such time as Tenant either obtains written approval from the IDEM that corrective action has been satisfactorily completed or provides Landlord, in Landlord's sole discretion, with other evidence that no further action is required.

     2.   a.   On or before August 17, 1998, Tenant shall provide Landlord with a written report from a certified tank installation company which states whether any upgrading of either the existing underground storage tanks or other portions of the tank system is required to meet the December 22, 1998 deadline for upgrading of existing underground storage tanks.

          b. On or before September 1, 1998, if additional upgrading of the tanks or any portion of the system is required, Tenant shall provide Landlord with a schedule for implementation of such upgrades. Tenant shall provide Landlord with a written report on or before November 22, 1998 which documents that all required upgrades have been completed.

C.  BIOREMEDIATION OF EXISTING RELEASE

     1. Tenant shall continue bioremediation in the area of the diesel tank pit and shall provide Landlord with the results of all sample data within 10 days of Tenant's receipt of such data. Such bioremediation shall continue until such time as Tenant obtains written approval from IDEM that the bioremediation has been successfully completed. Landlord shall have the right to require Tenant to investigate alternative remediation technologies if such bioremediation activities have not resulted in a decrease in soil concentrations below applicable Indiana soil cleanup levels by July 1, 2001.

D.  TIRE SHOP DRAIN PIPE

     1. On or before September 1, 1998, Tenant shall have disconnected the drain pipe which protrudes from the wall of the tire shop building so that no discharges to the ground surface can occur. The sink to which the drain pipe was connected shall either be replumbed to connect to the sanitary sewer system or its use shall be discontinued.

E.  MISCELLANEOUS

     1. On or before September 1, 1998, Tenant shall provide Landlord with a written report from an environmental consulting firm acceptable to Landlord or from Tenant's counsel regarding each of the following onsite activities:

     * Whether the facility discharges industrial waste into the sanitary sewer system and if so, whether any permit or pretreatment authorization is required;

     * Whether the burning of waste oil as a source of fuel for heaters in the trailer and tire shops requires a permit or other authorization under the Indiana Air Pollution Control regulations;

     * Whether the onsite well is used for potable purposes.

F.   REPORTING

     1. Monthly status reports and all other written reports or submissions required to be made by Tenant shall be addressed to:

         Jessica B. Simon
         Asset Management Associate
         W.P. Carey & Co., Inc.
         Environmental and Asset Management Department
         50 Rockefeller Plaza
         New York, NY 10020

          Phone:    212-492-8962
          Fax:      212-492-3022

          with a second copy to:

          Louis A. Naugle, Esq.
          Reed Smith Shaw & McClay LLP
          435 Sixth Avenue
          Pittsburgh, PA 15219-1886

          Phone:    412-288-8586
          Fax:      412-288-3246/3063

                              MEMORANDUM OF LEASE

     THIS MEMORANDUM OF LEASE, made as of the 29th day of June, 1998, between TRUCK (IN) QRS 14-3, INC., a Delaware corporation ("Landlord") having an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, Second Floor, New York, New York 10020, and BURLINGTON MOTOR CARRIERS INC. ("Tenant"), a Delaware corporation having an address at 14611 W. Commerce Road, Daleville, Indiana 47334-9702.

     1. Lease. Landlord has demised and let to Tenant pursuant to the terms and conditions of a Lease Agreement dated as of the date hereof (the "Lease"), the terms and conditions of which are incorporated herein as though set forth in full, certain real property located in the City of Daleville, County of Delaware, State of Indiana, described in Exhibit "A" attached hereto (the "Leased Premises").

     2. Original Term. Under the terms of the Lease, Tenant may have and hold the Leased Premises, together with the tenements, hereditaments, appurtenances and easements thereunto belonging, at the rental and upon the terms and conditions therein stated, for an original term (the "Term") commencing as of June 30, 1998 and ending on June 30, 2018.

     3. Renewal Term(s). Under the terms of the Lease, the Term shall be automatically extended for two (2) separate and additional periods of five (5) years each after the expiration of the then Term (each such additional five-year period is hereinafter referred to as "Renewal Term") unless Tenant notifies Landlord in writing at least twelve (12) calendar months prior to expiration of the Term that Tenant is terminating this Lease as of the then current Term. Each Renewal Term shall be subject to all the terms and conditions of the Lease as if the Term originally included the Renewal Term.

     4. No Responsibility for Liens. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES.

     5. Purpose and Intention. This Memorandum of Lease is executed for the purpose of recordation in the Office of the County Recorder of Delaware County, State of Indiana in order to give notice of all of the terms, provisions and conditions of the Lease and is not intended, and shall not be construed, to define, limit or modify the Lease. The leasehold estate created and conveyed hereby with respect to the Leased Premises is intended to be one and the same estate as was created with respect to the Leased Premises by the Lease and is further intended to be governed in all respects solely by the Lease and all of the provisions thereof.

                                FILED FOR RECORD
                                10:00 o'clock AM.
                           Record 1998  Page 2370.74
                                  JUL 06 1998

                               /s/ Phylis Muskone
                           Recorder, Delaware County

                              MEMORANDUM OF LEASE

     THIS MEMORANDUM OF LEASE, made as of the 29th day of June, 1998, between TRUCK (IN) QRS 14-3, INC., a Delaware corporation ("Landlord") having an address c/o W.P. Carey & Co., Inc., 50 Rockefeller Plaza, Second Floor, New York, New York 10020, and BURLINGTON MOTOR CARRIERS INC. ("Tenant"), a Delaware corporation having an address at 14611 W. Commerce Road, Daleville, Indiana 47334-9702.

     1. Lease. Landlord has demised and let to Tenant pursuant to the terms and conditions of a Lease Agreement dated as of the date hereof (the "Lease"), the terms and conditions of which are incorporated herein as though set forth in full, certain real property located in the City of Daleville, County of Delaware, State of Indiana, described in Exhibit "A" attached hereto (the "Leased Premises").

     2. Original Term. Under the terms of the Lease, Tenant may have and hold the Leased Premises, together with the tenements, hereditaments, appurtenances and easements thereunto belonging, at the rental and upon the terms and conditions therein stated, for an original term (the "Term") commencing as of June 30, 1998 and ending on June 30, 2018.

     3. Renewal Term(s). Under the terms of the Lease, the Term shall be automatically extended for two (2) separate and additional periods of five (5) years each after the expiration of the then Term (each such additional five-year period is hereinafter referred to as "Renewal Term") unless Tenant notifies Landlord in writing at least twelve (12) calendar months prior to expiration of the Term that Tenant is terminating this Lease as of the then current Term. Each Renewal Term shall be subject to all the terms and conditions of the Lease as if the Term originally included the Renewal Term.

     4. No Responsibility for Liens. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS' OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES.

     5. Purpose and Intention. This Memorandum of Lease is executed for the purpose of recordation in the Office of the County Recorder of Delaware County, State of Indiana in order to give notice of all of the terms, provisions and conditions of the Lease and is not intended, and shall not be construed, to define, limit or modify the Lease. The leasehold estate created and conveyed hereby with respect to the Leased Premises is intended to be one and the same estate as was created with respect to the Leased Premises by the Lease and is further intended to be governed in all respects solely by the Lease and all of the provisions thereof.

          IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Lease as of the day and year first above written.

                                           LANDLORD:

                                           TRUCK (IN) QRS 14-3, INC.
                                           a Delaware corporation


                                           By: /s/ Gordon J. Whiting
                                              ----------------------

                                           Its: Senior Vice President
                                               ----------------------


                                           TENANT:

                                           BURLINGTON MOTOR CARRIERS INC.
                                           a Delaware corporation


                                           By: /s/ Illegible
                                              ------------------------
                                           Its: Vice President
                                               -----------------------

[Corporate Seal]



                                           INSTRUMENT PREPARED BY
                                           AND WHEN RECORDED MAIL TO:

                                           Ruth S. Perfido, Esquire
                                           Reed Smith Shaw & McClay
                                           375 Park Avenue
                                           New York, NY 10152

State of New York    )
                     ) ss:
County of New York   )



     On June 29, 1998, before me, Werner Achatz, personally appeared GORDON J. WHITING, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.


                                             /s/ Werner S. Achatz
                                             ------------------------------
                                             Signature of Notary


                                WERNER S. ACHATZ
                        Notary Public, State of New York
                                 No. 31-5052556
                          Qualified in New York County
                          Commission Expires 1-21-2000


State of New York    )
                     ) ss:
County of New York   )


     On June 29, 1998, before me, Werner Achatz, personally appeared BRIAN GAST, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument, and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

Witness my hand and official seal.


                                             /s/ Werner S. Achatz
                                             ------------------------------
                                             Signature of Notary


                                WERNER S. ACHATZ
                        Notary Public, State of New York
                                 No. 31-5052556
                          Qualified in New York County
                          Commission Expires 1-21-2000

                           DESCRIPTION OF REAL ESTATE

                                    EXHIBIT A


Situated in the State of Indiana, in the County of Delaware and in the Town of Daleville.

Part of the Northeast Quarter of the Southeast Quarter of Section 12, Township 19 North, Range 8 East in the Town of Daleville, Delaware County, Indian, described as follows:

Beginning at a 5/8 inch rebar on the South line of the Northeast quarter of the Southeast Quarter of Section 12, Township 19 North, Range 8 East, said rebar being North 88 degrees 20 minutes 40 seconds West 40.01 feet (assumed bearing) from a spike at the Southeast corner of said quarter-quarter section; thence North 88 degrees 20 minutes 40 seconds West 1270.71 feet to a 5/8 inch rebar with cap at the Southwest corner of said quarter-quarter section; thence North 00 degrees 27 minutes 41 seconds East 1154.95 feet along the West line of said quarter-quarter section to a point on the Southerly right-of-way line of State Highway #67; thence South 86 degrees 59 minutes 04 seconds East 107.20 feet along the limited access right-of-way line of said highway; thence South 86 degrees 59 minutes 04 seconds East 78.70 feet along the controlled access right-of-way line; thence South 86 degrees 59 minutes 04 seconds East 281.02 feet along the limited access right-of-way line to a highway right-of-way marker, thence South 87 degrees 02 minutes 11 seconds East 45.87 feet along said right-of-way line being a controlled access line to a highway right-of-way marker; thence North 89 degrees 27 minutes 23 seconds East 53.15 feet along said right-of-way line to a right-of-way marker which marks the beginning of the limited access right-of-way line; thence North 89 degrees 27 minutes 23 seconds East 392.75 feet along said right-of-way line; thence South 79 degrees 44 minutes 14 seconds East 66.67 feet along said right-of-way line to a highway right-of-way marker; thence South 88 degrees 30 minutes 30 seconds East 45.98 feet along said right-of-way line to a 5/8 inch rebar; thence South 00 degrees 25 minutes 47 seconds West 94.47 feet along the West line of a tract of ground described in Deed Record 1991 page 3580, Records of Delaware County, Indiana to an iron pipe; thence South 88 degrees 21 minutes 19 seconds East 200.00 feet along the South line of said tract to a 5/8 inch rebar that is 40.01 feet West of the East line of said quarter-quarter section; thence South 00 degrees 25 minutes 47 seconds West 1064.53 feet to the point of beginning, containing 33.25 acres, more or less.